UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants, Inc. Annual Meeting of Shareholders on Tuesday, June 7, 2016, at 9:00 a.m. (Pacific Daylight Time). The meeting will be held at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement. We first mailed this Proxy Statement and the enclosed Proxy Card to shareholders on April 27, 2016.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY BY MAIL, TELEPHONE OR INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

Sincerely,

Gerald W. Deitchle	Gregory A. Trojan
Chairman of the Board	President and Chief Executive Officer

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. Shareholders may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BJ’s Restaurants, Inc., a California corporation, will be held at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647, on Tuesday, June 7, 2016, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

(1)	The election of nine directors to serve until our next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	Ratification and approval of our Performance Incentive Plan;

(3)	Approval, on an advisory and non-binding basis, of the compensation of named executive officers;

(4)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (“independent auditor”) for fiscal 2016; and

(5)	The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The close of business on April 14, 2016, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

YOUR VOTE IS VERY IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY IN ORDER TO ENSURE THE PRESENCE OF A QUORUM.

Registered holders may vote by:

1.	Internet: go to http://www.investorvote.com/BJRI

2.	Toll-free telephone: call 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

3.	Mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to the exercise of the proxy at the Annual Meeting of Shareholders.

Beneficial Shareholders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

GERALD W. DEITCHLE

Chairman of the Board

April 22, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2016

The Proxy Statement related to our 2016 Annual Meeting of Shareholders, our Annual Report to Shareholders for the fiscal year ended December 29, 2015, our Annual Report on Form 10-K for the fiscal year ended December 29, 2015, and directions to our 2016 Annual Meeting of Shareholders are available under “Proxy Materials” in the “Investors” section of our website at http://www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 7, 2016

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. in connection with our Annual Meeting of Shareholders and adjournments or postponements thereof to be held on June 7, 2016, at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647 at 9:00 a.m., Pacific Daylight Time, for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished herewith to each shareholder and in each case is solicited on behalf of our Board of Directors for use at the Annual Meeting. We filed this Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) on April 22, 2016, and we expect to mail copies of this Proxy Statement to shareholders beginning on April 27, 2016. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock. We may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding solicitation materials to their principals. The costs of such solicitation are not expected to exceed $5,000. Our directors, officers and regular administrative employees may solicit proxies personally, by telephone or electronic communication but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the accompanying proxy and return it promptly to us. Alternatively, internet and telephone voting will be available through 11:00 p.m., Pacific Daylight Time, on June 6, 2016. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with our Secretary a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date via the internet, telephone or mail. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote their shares in person.

Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares represented by the proxy will be voted (i) FOR the election of all nine of the nominee-directors specified herein, (ii) FOR ratification and approval of our Performance Incentive Plan, (iii) FOR the approval, on an advisory and non-binding basis, of the compensation of named executive officers; and (iv) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as recommended by our Board of Directors. The persons named as proxies were selected by our Board of Directors and each of them is one of our officers.

Your execution of the enclosed proxy or submission of your vote via the internet or telephone will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.

If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. These rules apply to brokers holding our shares even though our Common Stock is traded on the NASDAQ Select Global Market. With respect to the election of the nominees for director, the proposal to approve the Performance Incentive Plan, and the proposal to approve an advisory resolution on compensation of named executive officers, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor for our 2016 fiscal year, the rules treat such a proposal as “routine” and permit member brokers to exercise voting discretion as to the uninstructed shares.

For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” Under our Bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you properly submit your proxy but abstain from voting for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the Annual Meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so.

If you abstain from voting for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposals to ratify and approve the Performance Incentive Plan, to approve, on an advisory and non-binding basis, compensation of named executive officers, and to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Fiscal 2015 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDERS’ VOTING RIGHTS

Only holders of record of shares of our Common Stock, no par value, at the close of business on April 14, 2016, (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 24,125,093 shares of Common Stock issued and outstanding, with one vote per share, held by 76 shareholders of record. We estimate that there were approximately 13,700 beneficial shareholders.

With respect to the election of directors, assuming a quorum is present, the nine candidates receiving the highest number of votes are elected. See “Election of Directors.” Our Board of Directors has adopted a majority voting policy which provides for majority voting for directors in uncontested elections. Under our majority voting policy, which is part of our Corporate Governance Guidelines, a director nominee must receive more “For” votes than “Withhold” votes. Abstentions will have no effect on the director election since only “For” and “Withhold” votes with respect to a nominee will be counted. Any incumbent director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to his or her election at the 2016 Annual Meeting shall tender his or her resignation within 15 days of the final vote. Our Board, within 90 days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent, or whether other action should be taken, through a process managed by the Governance and Nominating Committee. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board, and whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NASDAQ listing standards. The Board promptly will disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the SEC.

To ratify and approve the Performance Incentive Plan, to approve, on a non-binding and advisory basis, the compensation of named executive officers, and to ratify the appointment of Ernst & Young LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of our Common Stock.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The number of directors on our Board of Directors shall not be fewer than seven or more than 13 in accordance with our Bylaws. The exact number is fixed from time to time by our Board of Directors and is currently set at nine.

All directors are subject to election at each Annual Meeting of Shareholders. At this Annual Meeting, nine directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for election as directors at this Annual Meeting are set forth in the table below. All nominees are recommended by our Board of Directors for election at the Annual Meeting and all nominees currently serve on our Board of Directors. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by our existing Board of Directors. The Board of Directors may elect to fill interim vacancies of directors. Each of our officers is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

The nine nominees receiving the highest number of votes cast “For” their election at the Annual Meeting will be elected as our directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Under our majority voting policy, any director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to their election shall tender their resignation within 15 days of the final vote. See the description of our majority voting policy in “Shareholders’ Voting Rights” above.

Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of his or her intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

Director Nomination Process

The Board of Directors and the Governance and Nominating Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Our Corporate Governance Guidelines set forth the general qualifications for Board membership and procedures for identification of prospective Board candidates. The Governance and Nominating Committee, with the input of other members of the Board, develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee considers candidates for Board membership suggested by its members and other Board members, as well as candidates suggested by members of our management and by our shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate.

The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Bylaws relating to shareholder nominations. Our Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by, or at the direction of, the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or after the one year anniversary of the date on which the preceding annual meeting was called, notice by the shareholder must be received no earlier than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was first made. The shareholder’s notice must set forth certain information concerning the proposed nominee(s) and the shareholder giving notice, as set forth in the Bylaws.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide specific expertise or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s ability to qualify as a director when we apply for and hold certain business and liquor licenses where such qualification is required;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, employees, guests and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, specific business and financial expertise, experience as a director of a public company, the need for Audit Committee expertise, the evaluations of other prospective nominees, and diversity. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender and ethnicity. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. The Board is committed to increasing its diversity through the recruitment of qualified members with more diverse backgrounds to fill Board vacancies as they occur.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Board has adopted age limits for members of our Board which require that any person who has reached the age of 75 shall not be nominated for initial election to the Board. However, the Governance and Nominating Committee may recommend, and the Board may approve the nomination for re-election of a director at or after the age of 75 if, in light of all the circumstances, the Board believes it is in our best interests and the best interests of our shareholders.

We previously entered into an employment agreement with Mr. Trojan that requires us to take all reasonable action within our control to cause him to continue to be appointed or elected to our Board of Directors during the term of his employment under the employment agreement.

The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age
Gerald W. Deitchle	Chairman of the Board; Retired President and Chief Executive Officer of BJ’s Restaurants, Inc.	64
Gregory A. Trojan	President and Chief Executive Officer of BJ’s Restaurants, Inc.	56
Peter A. Bassi	Retired Chairman of Yum! Restaurants International	66
Larry D. Bouts	Investor/Business Advisor; Former Chairman and Chief Executive Officer of Six Flags Theme Parks	67
James A. Dal Pozzo	Chairman and Chief Executive Officer of The Jacmar Companies	57
Noah A. Elbogen	Investment Analyst at Luxor Capital Group, LP	33
Wesley A. Nichols	Co-founder and Chief Executive Officer of MarketShare	51
Lea Anne S. Ottinger	Strategic Business Consultant; Managing Partner of LMR Advisors	57
Patrick D. Walsh	Managing Member and Chief Executive Officer of PW Partners, LLC and PW Partners Atlas Funds, LLC	40

Each nominee brings unique capabilities to the Board, and the Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, restaurant management, finance, risk management and corporate communications that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders. The following is a summary of the business background of each nominee as well as other information about each nominee’s qualifications to serve as a director of our Company:

GERALD (“JERRY”) W. DEITCHLE has been a member of our Board of Directors since November 2004 and has served as our Chairman of the Board since June 2008. He served as our President from February 2005 until December 2012 and as our Chief Executive Officer from February 2005 until his retirement in February 2013. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., a privately held company that owns, operates and franchises the Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly-held operator of upscale casual dining restaurants, with his last position as corporate President. From 1984 to 1995, he was employed by the parent company of Long John Silver’s Restaurants, Inc., with his last position as Executive Vice President. Mr. Deitchle currently serves as a consultant to us and as a part-time advisor to privately held businesses. He also serves on the Board of Directors of Fogo de Chao, Inc., (NASDAQ: FOGO), an operator of Brazilian-style steakhouses. Mr. Deitchle previously served on the Board of Directors of Committed Capital Acquisitions Corporation (NASDAQ: STKS).

•	Director Qualifications: With eight years of prior experience as our President and Chief Executive Officer and as our Chairman since June 2008, in addition to over 35 years of executive and financial management experience with large, national restaurant and retail companies, both privately-held and publicly-held, the Board believes Mr. Deitchle has the experience necessary to help guide the development of our strategic positioning and expansion plans.

GREGORY A. TROJAN has served as our President and a member of our Board of Directors since December 3, 2012, and as our Chief Executive Officer since February 1, 2013. Prior to joining us, Mr. Trojan was employed by Guitar Center, Inc., a leading retailer of musical instrument products, where he served as President, Chief Executive Officer and Director from November 2010 to November 2012 and as President, Chief Operating Officer and Director from October 2007 to November 2010. From 1998 to 2006, Mr. Trojan served as Chief Executive Officer of House of Blues Entertainment, Inc., an operator of restaurant and music venues, concerts and media properties, having served as President from 1996 to 1998. Prior to that, he held various positions with PepsiCo, Inc. from 1990 to 1996, including service as Chief Executive Officer of California Pizza Kitchen, Inc., when it was owned by PepsiCo. Earlier in his career, Mr. Trojan was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Company. Mr. Trojan served on the Board of Directors of Oakley, Inc. from June 2005 to November 2007. Since March 2010, he has served as a director of Domino’s Pizza, Inc. (NYSE: DPZ).

•	Director Qualifications: As our current President and Chief Executive Officer, and with extensive experience as an executive with large, national retail, consumer products and restaurant companies, the Board believes Mr. Trojan has the necessary background and experience to lead the development and execution of our strategic positioning and expansion plans.

PETER (“PETE”) A. BASSI has been a member of our Board of Directors since September 2004 and currently serves as our Lead Independent Director. Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (also known as “YRI”). YRI is the International Division of Yum! Brands, Inc. (“Yum!”), which operates and franchises Taco Bell, Pizza Hut, and KFC Restaurants. Mr. Bassi led YRI from June 1997 to 2005. Prior to this assignment, he was in charge of YRI’s Asian business. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company division. During his long tenure at PepsiCo, Mr. Bassi served in various assignments at Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell. Mr. Bassi currently serves as a director for publicly-held Potbelly Sandwich Works (NASDAQ: PBPB) and Mekong Capital, a Vietnam private equity firm. From 2002 to 2009, Mr. Bassi also served on the board of publicly held The Pep Boys – Manny, Moe & Jack (NYSE: PBY) and from 2013 to 2015, he served on the board of publicly held AmRest Holdings SE (WSE: EAT), which is based in Poland.

•	Director Qualifications: As a former senior executive officer of one of the largest publicly-held restaurant companies in the United States with extensive public company directorship experience, Mr. Bassi brings uniquely-suited management experience to the Board as well as extensive marketing knowledge and expertise from his almost 40 years in the food and beverage industry. Mr. Bassi’s significant financial experience also qualifies him as an audit committee financial expert under applicable rules of the SEC.

LARRY D. BOUTS has been a member of our Board of Directors since April 2004. Mr. Bouts currently serves as an investor and advisor to several early-stage companies in various industry segments, including technology, energy and consumer-oriented businesses. Previously, Mr. Bouts served as Chairman and Chief Executive Officer of Six Flags Theme Parks while a private company. Prior to that, he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries.

Mr. Bouts spent 13 years at PepsiCo, Inc. where he held various planning and finance positions, including Chief Financial Officer of two of PepsiCo’s operating divisions.

•	Director Qualifications: Mr. Bouts has extensive management and financial experience through his service as a Chief Executive Officer of large consumer-discretionary segment companies, including Six Flags Theme Parks and the International Division of Toys “R” Us. Mr. Bouts also has significant financial experience which qualifies him as an audit committee financial expert under applicable rules of the SEC.

JAMES (“JIM”) A. DAL POZZO has been a member of our Board of Directors since January 2001. Since January 2013, Mr. Dal Pozzo has served as Chairman of the Board and Chief Executive Officer of The Jacmar Companies. Mr. Dal Pozzo served as the President of The Jacmar Companies from 1993 to January 2013, and was Jacmar’s Chief Financial Officer and Treasurer from 1987 to 1992. Prior to working for the Jacmar Companies, Mr. Dal Pozzo served as the Chief Financial Officer of the Ojai Ranch and Investment Company in 1992. Mr. Dal Pozzo is a Certified Public Accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

•	Director Qualifications: Mr. Dal Pozzo’s experience as the Chief Executive Officer of a holding company with interests in foodservice distribution, restaurants and real estate development provides him with extensive knowledge of the food distribution, supply chain operations and restaurant industries. Mr. Dal Pozzo also has experience in risk management in food distribution and supply chain and has also gained significant experience and knowledge of the restaurant industry through his service on the Board. Mr. Dal Pozzo is also a Certified Public Accountant.

NOAH A. ELBOGEN has been a member of our Board of Directors since June 2014. Since July 2011, Mr. Elbogen has served as an Investment Analyst at Luxor Capital Group, LP, a New York-based investment manager, where he focuses primarily on the consumer sector. Prior to joining Luxor Capital Group, Mr. Elbogen served as a Research Analyst covering the consumer sector at S.A.C. Capital Management, LLC from August 2009 to June 2011, at Highbridge Capital Management, LLC from January 2007 to January 2009, and at Scout Capital Management LLC from August 2005 to January 2007. Mr. Elbogen began his investment career as an Equity Research Associate at Bear Stearns where he covered the Specialty Retail and Hardline sectors.

•	Director Qualifications: Mr. Elbogen has significant investment, financial and operations experience from his twelve years as an institutional investor and research analyst, and has experience as an operator in the restaurant industry, all of which make him qualified to serve as a director.

WESLEY A. NICHOLS has been a member of our Board of Directors since December 2013. Mr. Nichols is co-founder and Chief Executive Officer of MarketShare, a leading analytics company that helps companies grow revenue more efficiently via predictive marketing analytics and cross-media attribution to quantify what drives demand. Prior to starting MarketShare, Mr. Nichols was with Omnicom Group (NYSE: OMC) as President and CEO of TEQUILA, North America, one of the world’s largest digital marketing agency networks. TEQUILA developed digital marketing solutions for clients like Nissan, Sony, Pfizer, Adidas, and numerous other key brands. From 1994 to 2001, he was co-founder and Managing Partner of Direct Partners, which was acquired by Omnicom Group. Mr. Nichols is also a member of the Board of Trustees at Randolph-Macon College.

•	Director Qualifications: Mr. Nichols has extensive marketing experience, especially as it relates to marketing strategy, digital and mobile marketing, predictive analytics and optimization. Such experience has benefited the Board and management in formulating its marketing strategies and efforts to create brand awareness and drive incremental sales.

LEA ANNE S. OTTINGER has been a member of our Board of Directors since August 2010. In 1998, Ms. Ottinger founded LMR Advisors, where she serves as a strategic business consultant supporting growth-oriented businesses primarily in the consumer/retail sector. Building upon her career in private equity (as a Vice President of Berkshire Partners, and its predecessor, Thomas H. Lee Company), her focus is on mergers & acquisitions and monetization strategies that enhance business expansion and realization of stakeholder financial objectives. From 1990 to 1998, she was a franchise owner and operator of several of The Body Shop™ skin and hair care stores, and served as a national representative to the Franchisee Board. Ms. Ottinger currently serves on the Board of Directors of Savers, Inc., the largest thrift store retailer in the world. From June 2004 until its acquisition in March 2010, she served on the Board of Directors of Bare Escentuals, Inc. (formerly NASDAQ: BARE), one of the leading cosmetic companies in the United States. Ms. Ottinger is also a member of Stanford Women on Boards.

•	Director Qualifications: Ms. Ottinger has significant investment and financial expertise from her many years as a principal in private equity and as a strategic business advisor specializing in mergers and acquisitions, all of which has benefited the Board. She has been involved in the acquisition, sale, advisory role, or operations of over 20 companies, with an emphasis on growth-oriented businesses in the consumer/retail sector. She also has prior experience as a public company director with experience in governance, board oversight, strategic planning, and audit functions.

PATRICK D. WALSH has been a member of our Board of Directors since June 2014. Mr. Walsh has served as the Managing Member and Chief Executive Officer of PW Partners, LLC, the general partner of PW Partners Master Fund LP (“PW Master Fund”), and PW Partners Atlas Funds, LLC, the general partner of PW Partners Atlas Fund II LP (“Atlas Fund II”) and PW Partners Atlas Fund LP (“Atlas Fund I”) since August 2012. In addition, since September 2012, Mr. Walsh has served as Managing Member of PW Partners Capital Management LLC, the management company with respect to each of Atlas Fund I, Atlas Fund II and PW Master Fund. From December 2011 to August 2012, Mr. Walsh was Managing Partner of PWK Partners, LLC, a value-oriented, private investment firm. From September 2011 to December 2011, Mr. Walsh engaged in activities relating to the formation of PWK Partners, LLC and its affiliated funds. From March 2008 to September 2011, Mr. Walsh served as a Partner at Oak Street Capital Management, LLC, a long-short, value-oriented, private investment management firm. Mr. Walsh has served as a director of Famous Dave’s of America, Inc. (NASDAQ: DAVE), an owner, operator and franchisor of barbecue restaurants, since April 2013, where he also serves as Chairman of the Compensation Committee and as a member of the Strategic Planning and Audit Committees. He also has served on the Board of Directors of Del Taco Restaurants, Inc. (NASDAQ: TACO) since the business combination of Levy Acquisition Corporation and Del Taco Holdings, Inc. in June 2015. In March 2015, Mr. Walsh was appointed to the Board of Directors of Town Sports International Holdings, Inc. (NASDAQ: CLUB), an owner and operator of fitness clubs in the Northeast and Mid-Atlantic regions of the United States. Mr. Walsh is a Chartered Financial Analyst.

•	Director Qualifications: Mr. Walsh has an extensive background in financial analysis as well as a broad understanding of operational, financial and strategic issues facing public companies, all of which make him well qualified to serve as a member of the Board. In addition, Mr. Walsh’s significant experience in the restaurant industry, as both an investor and as a director, benefits the Board.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

AND CERTAIN COMMITTEES THEREOF

Determination of Director Independence

In March 2016, the Board undertook its annual review of director independence with respect to its incumbent directors. During this review, the Board considered transactions and relationships between us and our subsidiaries and affiliates and each of our incumbent directors or any members of their immediate family, including those reported under “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the applicable rules of the SEC and the NASDAQ as well as our Corporate Governance Guidelines.

As a result of this review, the Board affirmatively determined that all of our directors who served as directors for fiscal 2015 and who are nominated for election at the Annual Meeting are independent of us and our management under the applicable rules of the SEC and the NASDAQ, with the exception of Messrs. Deitchle, Trojan and Dal Pozzo. Mr. Deitchle is not considered to be independent due to his current service as a consultant to us as well as his prior service as our President and Chief Executive Officer. Mr. Trojan is not considered to be independent due to his current service as our President and Chief Executive Officer. Mr. Dal Pozzo is not considered to be independent due to his employment as Chairman and Chief Executive Officer of The Jacmar Companies, which currently provides certain food and supply distribution services to us.

Board Meetings and Board Committees

The Board met five times during fiscal 2015. Each of our directors attended 75% or more of the aggregate total number of meetings of the Board and the total meetings of all committees of the Board on which he or she served that were held during the last fiscal year while such person was a member of the Board. At the end of each regularly scheduled quarterly Board meeting, the non-employee directors met in executive session without members of management present. While we do not have a policy regarding Board member attendance at our Annual Meeting, other than those directors who were not nominees for reelection, all serving directors and all nominees for election attended our annual shareholders’ meeting in June 2015. All nominees to the Board of Directors are expected to attend the Annual Meeting this year. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attendance at meetings of our shareholders, the Board and those committees of which he or she is a member.

The business of our Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The current composition of each board committee is set forth below:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee	Board of Directors
Gerald W. Deitchle				Chair
Gregory A. Trojan				X
Peter A. Bassi (1)	X	X	Chair	X
Larry D. Bouts	Chair		X	X
James A. Dal Pozzo				X
Noah A. Elbogen		X	X	X
Wesley A. Nichols			X	X
Lea Anne S. Ottinger		Chair		X
Patrick D. Walsh	X	X		X

(1)	Mr. Bassi serves as the Lead Independent Director.

Audit Committee

Our Board maintains an Audit Committee which reviews and reports to the Board on various auditing, internal control and accounting matters, including the quarterly reviews and annual audit report from our independent auditor. In fiscal 2015, the Audit Committee consisted of Messrs. Bouts, Bassi and former Board member Mr. McEachen. Each current member of the Audit Committee and each of the directors who served on the Audit Committee during fiscal 2015 was an independent director under applicable NASDAQ and SEC rules. In addition, the Board has determined that each of the members of the Audit Committee who served in fiscal 2015 (including Mr. Bouts and Mr. Bassi) qualify as an audit committee financial expert under applicable SEC rules. Mr. Bouts served as the Chairman of the Audit Committee in 2015. Effective March 17, 2016, Mark McEachen resigned from the Board, and the resulting vacancy in the Audit Committee has been filled by Mr. Walsh. The Audit Committee held eight meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee. The charter for the Audit Committee is available under “Corporate Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Compensation Committee

The Compensation Committee determines executive compensation policies, administers compensation plans, reviews programs and policies and monitors the performance and compensation of certain officers and other employees. The Compensation Committee also determines annual cash incentive bonuses under our Performance Incentive Plan as well as awards under our equity incentive plans, including our 2005 Equity Incentive Plan. During fiscal 2015, the Compensation Committee consisted of Mr. Walsh, Mr. Bassi, Mr. McEachen, Ms. Ottinger and, until his retirement from the Board at the 2015 Annual Meeting, J. Roger King. Mr. King served as the Chairperson of the Compensation Committee until his retirement, at which time Ms. Ottinger became the Chairperson. Upon Mr. McEachen’s resignation from the Board in March 2016, Mr. Elbogen was appointed as a member of the Compensation Committee. All of the members of the Compensation Committee who currently serve or who served in fiscal 2015 were independent directors. The Compensation Committee held two meetings during the last fiscal year. See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee. The charter for the Compensation Committee is available under “Corporate Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Governance and Nominating Committee

Our Board also maintains a Governance and Nominating Committee that is responsible for developing, implementing and monitoring policies and practices relating to our corporate governance. The Governance and Nominating Committee, in conjunction with management, implements our Code of Integrity, Ethics and Conduct which covers all of our directors, officers and employees and is designed to promote the honest and ethical conduct of our business. In addition, the Committee develops and implements our Corporate Governance Guidelines. The Committee also prepares and supervises the Board’s annual review of directors’ independence and the Board’s performance self-evaluation.

The Governance and Nominating Committee consists of Mr. Bassi, Mr. Nichols, Mr. Elbogen and Mr. Bouts, all of whom are independent directors. Mr. Bassi serves as Chairman of the Committee. The Governance and Nominating Committee conducted its business within the context of regularly scheduled quarterly Board meetings and also held three separate meetings during the last fiscal year. The charter for the Governance and Nominating Committee is available under “Corporate Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Corporate Governance Materials Available on Company Website

Information relating to our corporate governance is available in the Corporate Governance section of our website including:

•	Code of Integrity, Ethics and Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance and Nominating Committee Charter

You may obtain copies of these materials, free of charge, by sending a written request to: Senior Vice President and General Counsel, BJ’s Restaurants, Inc., 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. Please specify which documents you would like to receive.

If we make any substantive amendments to the Code of Integrity, Ethics and Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Integrity, Ethics and Conduct to our Chief Executive Officer, Chief Financial Officer or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

Shareholder Communications

Any shareholder who wishes to communicate directly with the Board of Directors, or one or more specific directors, may send a letter marked as “confidential” addressed to the Board of Directors, or to the specific director(s) intended to be addressed, to our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. In turn, we will forward all such communications to the Board of Directors or to the specific directors identified by the shareholder. Our policy is to send every shareholder’s communication to the entire Board of Directors or to the identified directors if one or more specific director is identified.

Board Involvement in Risk Oversight

Our management is principally responsible for defining the various risks facing us, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The Board’s responsibility is to monitor our risk management processes by understanding our material risks and evaluating whether management has reasonable controls in place to address those material risks. The involvement of the Board in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and what constitutes an appropriate level of risk.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight responsibility related to certain risks to the Audit Committee. As such, the Audit Committee is responsible for reviewing our risk assessment and risk management policies. Accordingly, management regularly reported to the Audit Committee and to the full Board on risk management during fiscal 2015. The Audit Committee, in turn, reported on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing us, including operational, technology, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Leadership Structure and Lead Independent Director

Our Board leadership structure includes active independent directors. The independent directors meet in executive session at each regularly scheduled quarterly Board meeting, and each standing Board committee is comprised solely of and led by independent directors.

Our governance documents, including our Corporate Governance Guidelines, provide the Board with flexibility to select the appropriate leadership structure. In determining the leadership structure, the Board considers the best interests of the shareholders, our Company and specific business needs. From June 2008 until his retirement as Chief Executive Officer in February 2013, Mr. Deitchle served in the combined roles of Chairman and Chief Executive Officer. The Board believes that Mr. Deitchle was and continues to be best situated to serve as Chairman in light of his many years of executive and financial management experience with high growth restaurant companies and his eight years of prior service to the Company as its CEO. We believe the oversight provided by the Board’s independent directors, the work of the Board’s committees and the coordination between the Chief Executive Officer and the independent directors, as conducted by the Lead Independent Director, all provide effective oversight of our strategic plans and operations.

Mr. Trojan was appointed as a director and as our President in December 2012 and as Chief Executive Officer in February 2013. In light of the demands of his oversight of the day to day operations, the Board believes that the separation of the role of Chief Executive Officer and Chairman is appropriate at this time. In particular, it permits Mr. Trojan to focus his full time and attention on the business, the supervision of which has become increasingly complex as we have grown. In addition, the structure permits Mr. Deitchle to direct his attention to broader strategic issues considered by the Board. Moreover, Mr. Deitchle’s extensive experience with us makes him particularly well-suited to help the Board perform its oversight functions. The Board may re-evaluate the effectiveness of this structure in the future.

In March 2008, our Board of Directors created the position of Lead Independent Director to chair the Board’s executive sessions of non-employee directors. The Lead Independent Director also reviews and approves the agenda for each full meeting of the Board and performs such other duties as the Board may, from time to time, assign to assist the Board and its various committees in fulfilling their respective responsibilities. Mr. Bassi currently serves as our Lead Independent Director. We believe that maintaining a Lead Independent Director is appropriate in light of the fact that, while Mr. Deitchle is no longer an employee, as a former officer he is not considered “independent” under applicable NASDAQ rules and, as a result, the Board does not believe it is appropriate for him to lead or participate in executive sessions of the non-employee directors or perform functions typically associated with independent directors.

Director Compensation

All directors who are elected to the Board and who are not employees of us or any of our subsidiaries receive compensation for their services. Directors who also are our employees do not receive any additional compensation for serving on the Board. Shares for equity awards to non-employee directors are issued from our 2005 Equity Incentive Plan, as amended, which was approved by our shareholders, pursuant to which we are authorized to grant shares of our Common Stock and share-based awards to directors. All non-employee directors are required to hold shares of our Common Stock with a value equal to four times the amount of the annual cash retainer paid to non-employee directors, calculated using the most current year annual cash retainer adopted by the Board. See “Director Stock Ownership Guidelines” in this Proxy Statement. We reimburse directors for travel to board meetings and related expenses and for any costs incurred in connection with attending director continuing education programs.

The Compensation Committee periodically reviews director compensation in order to make sure that the compensation levels are appropriate and consistent with the director compensation programs at comparable companies. The Compensation Committee’s most recent review was completed in early 2012. Effective June 1, 2012, the Board, upon the recommendation of the Compensation Committee, approved the following compensation for non-employee directors:

•	an annual cash retainer of $50,000, payable in quarterly installments;

•	additional annual cash retainers of $10,000, paid in quarterly installments, to the Chairpersons of our Audit, Compensation, and Governance and Nominating Committees;

•	an additional annual cash retainer paid to our Lead Independent Director of $15,000, payable in quarterly installments;

•	an annual equity award of $80,000, in fair market value, on the date of grant and consisting of one-half in stock options and one-half in restricted stock units (RSUs), which vest ratably over a three-year period from the date of grant; and

•	an initial equity award to a non-employee director upon joining the Board having a total fair market value of $100,000, on the date of grant, consisting of one-half in stock options and one-half in RSUs, which vest ratably over a three-year period from the date of grant. This initial equity award is granted as of the date of the recipient’s election to the Board if the election date is open for trading under our “blackout” policy for stock trading, or as of the first open trading day after the election date if the election date is not open for trading under our “blackout” policy.

•	an additional $25,000 annual cash retainer paid to any non-employee Chairman of the Board, payable in quarterly installments.

For both the initial and annual equity awards to non-employee directors, the underlying number of option shares is determined using the Black-Scholes option pricing model, the number of RSUs is determined based on the closing market price of our Common Stock on the date of grant, and all equity awards vest in equal annual installments over a three-year period. If a non-employee director dies or retires from the Board after at least six years of continuous service, any unvested options or other awards held by the non-employee director shall become fully vested as of the date of death or retirement. The equity awards for non-employee directors described above are in lieu of the automatic grants provided for in the 2005 Equity Incentive Plan.

The following table sets forth information concerning the compensation of our non-employee directors during fiscal 2015:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Total ($)
Peter A. Bassi (4)	75,000	39,984	39,987	154,971
Larry D. Bouts (5)	60,000	39,984	39,987	139,971
James A. Dal Pozzo (6)	50,000	39,984	39,987	129,971
Gerald W. Deitchle (7)	75,000	39,984	39,987	154,971
Noah A. Elbogen (8)	—	—	—	—
A. Roger King (9)	30,000	—	—	30,000
Mark A. McEachen (10)	50,000	39,984	39,987	129,971
Wesley A. Nichols (11)	50,000	39,984	39,987	129,971
Lea Anne S. Ottinger (12)	55,000	39,984	39,987	134,971
Patrick D. Walsh (13)	50,000	39,984	39,987	129,971

(1)	Mr. Trojan is absent from this table because directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Mr. Trojan, our current President and Chief Executive Officer, is reflected in the Summary Compensation Table.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2015. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2015 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 29, 2015, as filed with the SEC.

(4)	Aggregate number of option and stock awards outstanding held by Mr. Bassi at December 29, 2015 is 40,093.

(5)	Aggregate number of option and stock awards outstanding held by Mr. Bouts at December 29, 2015 is 33,612.

(6)	Aggregate number of option and stock awards outstanding held by Mr. Dal Pozzo at December 29, 2015 is 22,290.

(7)	Effective July 1, 2013, the Compensation Committee of the Board approved the payment to Mr. Deitchle of the same compensation for service as a non-employee director as received by other non-employee directors, including an additional cash retainer of $25,000 per year for service as the Chairman of the Board. The aggregate number of option and stock awards outstanding held by Mr. Deitchle at December 29, 2015, in connection with his prior service as an officer of the Company, is 232,702. The aggregate number of option and stock awards outstanding held by Mr. Deitchle at December 29, 2015, in connection with his current service as a non-employee director, is 3,319. Mr. Deitchle is party to a Consulting Agreement with us, the terms of which are described under “Certain Relationships and Related Party Transactions” in this Proxy Statement.

(8)	Mr. Elbogen did not receive an equity award in fiscal 2014. Mr. Elbogen has declined Board compensation as a result of internal policies of Luxor Capital Group, LP.

(9)	Mr. King retired from the Board of Directors in June 2015.

(10)	Aggregate number of option and stock awards outstanding held by Mr. McEachen at December 29, 2015 was 9,278. Mr. McEachen resigned from the Board in March 2016.

(11)	Aggregate number of option and stock awards outstanding held by Mr. Nichols at December 29, 2015 is 14,431.

(12)	Aggregate number of option and stock awards outstanding held by Ms. Ottinger at December 29, 2015 is 34,291.

(13)	Aggregate number of option and stock awards outstanding held by Mr. Walsh at December 29, 2015 is 8,522.

Stock Ownership Guidelines

We believe that our executives and non-employee directors should be required to acquire and maintain an appropriate level of equity interest in order to align their interests with those of our shareholders. We encourage executive and director ownership of our stock by providing stock ownership opportunities through equity awards under our 2005 Equity Incentive Plan.

Director Stock Ownership Guidelines.  Effective January 3, 2007, the Board resolved that all non-employee directors are required to hold shares of our Common Stock with a value equal to four times the amount of the annual base cash retainer paid to non-employee directors, calculated using the most current year annual cash retainer adopted by the Board (currently $200,000). All non-employee directors are required to achieve these guidelines within four years of joining the Board. Shares that count towards satisfaction of these guidelines by non-employee directors include stock purchased on the open market, stock obtained through stock option exercises, stock obtained from the vesting of restricted stock or performance share units, stock owned outright by the director or his or her spouse or immediate family members residing in the same household, and stock beneficially owned in a trust for the benefit of the officer or his or her immediate family members, by spouse and/or minor children.

All of our directors who are subject to our director stock ownership guidelines are currently in compliance with such guidelines. Since Mr. Elbogen and Mr. Walsh joined the Board in June 2014 and Mr. Nichols joined the Board in December 2013, each has additional time to comply with our ownership guidelines.

Employee Stock Ownership Guidelines.   We have adopted Stock Ownership Guidelines that include the non-employee director ownership guidelines described in “Director Stock Ownership Guidelines” above and establish requirements for senior officers (our chief executive officer, president, chief financial officer, executive vice presidents and any other officers designated from time to time by us) to maintain the following levels of stock ownership:

Officer	Amount of Stock Required
Chief Executive Officer and President	3 times base salary
Chief Financial Officer	1.5 times base salary
Other Executive Vice Presidents	1.5 times base salary
Other Senior Officers Named by Board	1 times base salary

Officers who are subject to the guidelines have five years following the date that they became subject to the guidelines to comply with the applicable guideline ownership level. As the Stock Ownership Guidelines for officers were adopted effective January 1, 2015, each officer employed as of that date has until December 31, 2019 to comply.

Shares that count towards satisfaction of these guidelines for officers are the same as those for directors described above except that senior officers shall also be credited with unvested shares of restricted stock as well as the value of “vested, in the money” stock options (calculated based on the current, pre-tax value of vested stock options on an as-exercised basis).

Consequences of Non-Compliance with Stock Ownership Guidelines.  If the applicable director or officer has not satisfied his or her applicable ownership guideline level by the applicable deadline, the director or officer is required to retain an amount equal to 100% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until in compliance. For these purposes “net shares” means the shares remaining after sale or withholding of shares to pay the applicable exercise price, if any, and to satisfy any tax obligations arising from such exercise or vesting. Once a director or officer has satisfied the applicable guideline, as long as he or she continues to own the same or a greater number of shares as in effect on the original date of compliance, a subsequent decrease in the market price of our Common Stock shall not result in non-compliance.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference therein.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring our financial reporting practices. The members of the Audit Committee are independent (as such term is defined in the applicable rules of the NASDAQ and the SEC). In addition, Mr. Bouts and Mr. Bassi have each been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

As more fully described in its charter, the Audit Committee oversees our financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of our consolidated financial statements by our independent auditor. The Audit Committee appointed and the shareholders ratified Ernst & Young LLP (“E&Y”) as our independent auditor for fiscal 2015. Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls. E&Y, as our independent auditor, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal 2015 with management and E&Y. Management and E&Y have represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed and discussed our audited financial statements with management and with E&Y;

•	reviewed with E&Y their judgments as to the quality, not just the acceptability, of our consolidated financial statements for fiscal year 2015;

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Board in Rule 3200T;

•	received from E&Y written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with E&Y, the independent auditors’ independence; and

•	discussed with E&Y the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2015, for filing with the SEC. The Committee and the Board have also appointed E&Y as our independent auditor for fiscal year 2016.

The Audit Committee

Larry D. Bouts, Chairman	Peter A. Bassi	Patrick D. Walsh

RATIFICATION AND APPROVAL OF

OUR PERFORMANCE INCENTIVE PLAN

(PROPOSAL NO. 2 ON PROXY CARD)

Our Board of Directors has previously adopted the BJ’s Restaurants, Inc. Performance Incentive Plan (the “PIP”) and, as discussed further below, at the Annual Meeting the shareholders will be asked to ratify and approve the PIP in order for incentive compensation paid under the PIP to constitute qualifying performance-based compensation within the meaning of Internal Revenue Code (“Code”) Section 162(m). We refer to this plan as the PIP in this Proxy Statement.

Summary of the PIP

The following paragraphs provide a summary of the principal features of the PIP and its operation. The summary is qualified in its entirety by reference to the full text of the PIP, a copy of which is attached hereto as Appendix A. In addition, a copy of the PIP may be obtained upon written request from us. Shareholders are urged to review the PIP together with the following information. However, if there is any inconsistency between this Proposal 2 and the PIP terms or if there is any inaccuracy in this Proposal 2, the terms of the PIP shall govern.

General.  The purpose of the PIP is to provide participants with an opportunity to earn additional cash incentive/bonus compensation based on our Company’s, and in some cases, their own personal achievement of, agreed-upon performance targets and objectives. We believe that the opportunity to earn incentive compensation will (a) stimulate the efforts of our employees to achieve our expansion plans and other key performance targets, (b) strengthen the desire of our employees to continue as our employees and (c) help attract high quality new employees to our Company.

Internal Revenue Code Section 162(m) and Performance-Based Compensation.  Code Section 162(m) generally does not allow a publicly-held corporation to claim a federal income tax deduction for compensation that exceeds $1 million paid in any tax year to a “Covered Employee.” For these purposes, the Internal Revenue Service has determined that Covered Employees are a corporation’s principal executive officer and the three most highly compensated executive officers (other than the corporation’s principal executive officer or principal financial officer) whose compensation is required to be reported in the corporation’s Summary Compensation Table. However, “performance-based compensation” is specifically exempt from the Code Section 162(m) $1 million annual tax deduction limit, provided that certain requirements are satisfied. One such requirement is that, every five years, our shareholders must approve the “material terms of the performance goal” of a plan under which the performance-based compensation is to be paid. Accordingly, we are requesting that shareholders approve the PIP so that tax-deductible, qualifying performance-based compensation can continue to be paid to our Covered Employees under the PIP.

Administration.  The PIP is administered by the Compensation Committee of our Board of Directors. However, the Compensation Committee may delegate specific administrative tasks to our employees or others to assist with day-to-day administration of the PIP. The Compensation Committee shall consist of two or more members of the Board who are not our employees and who otherwise qualify as outside directors under Code section 162(m). Subject to the terms of the PIP, the Compensation Committee has sole discretion to:

•	select the employees who will be eligible to receive awards;
•	determine the target award for each participant;
•	establish a period of time or “performance period” during which performance will be measured;
•	set the performance goals that must be achieved during the performance period before any actual awards are paid;
•	establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and
•	interpret the provisions of the PIP.

Participation and Eligibility.  The Compensation Committee selects our employees who will be eligible to receive awards under the PIP for each performance period. The actual number of employees who will be eligible to receive an award during any particular performance period cannot be determined in advance because the Compensation Committee has discretion to select the participants.

While all of our employees who are not participating in another incentive bonus plan are eligible for awards under the PIP, awards under our PIP have been granted historically to salaried Restaurant Support Center employees. Restaurant management employees and operations field supervision employees have a separate quarterly restaurant incentive compensation plan. Under the PIP, 120 individuals were granted awards for fiscal 2015 performance and 131 individuals are currently eligible for awards in fiscal 2016. The Compensation Committee anticipates that a comparable number of individuals will be selected for awards under the PIP in the future.

Plan Operation.  The PIP provides its participants with an opportunity to receive bonuses based on the achievement of certain agreed-upon performance targets. For each performance period, the Compensation Committee shall determine the employees eligible to participate in that performance period and for each participant also will establish:

•	a target award, expressed as a percentage of the participant’s base salary or a specific dollar amount; and
•	the performance goal or goals that must be achieved before an award will be paid to the participant.

PIP performance targets will be mutually agreed upon at the beginning of each performance period by each participant and the Compensation Committee. Participants with the same title and/or responsibilities may or may not have the same performance targets and weights under the PIP. Each performance period shall generally correspond with our fiscal year, but the Compensation Committee may establish longer or shorter performance periods in its discretion. Once the PIP performance targets and the formula for determining awards have been established, the Compensation Committee generally does not have the authority to make any modifications to the targets or bonus formulas. However, to the extent consistent with the requirements of Code Section 162(m), the Compensation Committee may adjust the evaluation of performance targets to remove the effects of certain events including, for example, extraordinary nonrecurring events, material changes in tax laws or accounting principles or practices, or upon corporate transactions such as reorganizations or divestitures or acquisitions.

The target goals applicable to a performance bonus under the PIP shall be limited to one or more of the following target objectives involving our Company on a consolidated basis or for any participant’s specific area or responsibility within our Company:

•	revenues,
•	comparable restaurant sales amounts and/or percentage changes,
•	income from operations amounts and/or percent of revenues,
•	pre-tax income amounts and/or percent of revenues,
•	earnings before interest, taxes, depreciation and amortization (EBITDA) amounts and/or percent of revenues,
•	net income amounts, per share amounts and/or percent of revenues,
•	cash flow from operations,
•	operating costs or expenses,
•	the market price of our shares,
•	net income per share,
•	revenue growth,
•	total stockholder return,
•	return on capital,

•	return on assets,
•	internal rate of return,
•	net present value,
•	product quality,
•	economic value added,
•	cash flow return on investments (which equals net cash flow divided by total capital),
•	market share,
•	customer service,
•	customer satisfaction,
•	safety,
•	corporate transactions (including mergers, acquisitions, dispositions and/or joint ventures),
•	product development,
•	capital expenditures,
•	employee satisfaction,
•	employee retention,
•	working capital,
•	completion of identified specific projects,
•	restaurant openings and/or restaurant operating weeks, and/or
•	individual goals and objectives.

Performance goals may differ from participant to participant, performance period to performance period and from award to award. If this Proposal 2 is approved by our shareholders, then each of the above performance goals would be approved for potential use by the Compensation Committee for the payment of bonuses under the PIP that are intended to qualify as performance-based compensation under Code Section 162(m).

The Compensation Committee may choose to set performance goals (from the above list): (a) in absolute terms, (b) in relative terms (including, but not limited to, the passage of time, against other companies or financial metrics, or against a predetermined target), (c) on a per share basis, (d) against the performance of our Company as a whole or against particular segments of our Company, (e) on a pre-tax or after-tax basis and/or (f) including or excluding one or more extraordinary or non-recurring events (to the extent permitted by Section 162(m) of the Code). The Compensation Committee also will determine whether any elements (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculations (whether or not such determinations result in any performance goal being measured on a basis other than generally accepted accounting principles).

As is indicated in the performance goals listed above, the Compensation Committee has discretion to designate a portion of an eligible employee’s cash bonus based on individual goals and objectives. The individual goals and objectives will include quantifiable or qualitative objectives determined by the Compensation Committee that will be utilized to measure a participant’s performance and which may include, among other things:

•	objectives related to one or more of the target goals previously listed,
•	objectives related to our long-term strategic plans and the competitive positioning of our Company, or
•	objectives related to our succession plans.

The degree of achievement of any individual performance goals for each participant will be judged by the Compensation Committee in its sole discretion, and its decision will be final.

After the performance period ends, the Compensation Committee will certify the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant increases or decreases based on the level of actual performance attained. However, the PIP limits actual awards to a maximum of $2,000,000 per individual for that period, even if the pre-established formula otherwise indicates a larger award.

The Compensation Committee has discretion to reduce or eliminate the actual award of any participant. Also, unless determined otherwise by the Compensation Committee or otherwise required under existing contractual agreements, a participant will forfeit his or her bonus if a participant’s employment is terminated before the bonus actually is earned and paid. Finally, awards issued under the PIP can be subject to cancellation or repayment in accordance with the terms of any “clawback” policy adopted by the Board.

Actual awards will generally be paid in cash no later than ninety (90) days after the performance period ends. However, if we do not have the financial capacity to pay an actual award in cash (as reasonably determined by our Board), the Compensation Committee has discretion to pay any such award in the form of restricted shares, restricted stock units or stock options under any of our stock plans. The Compensation Committee also has the discretion to defer payment of part or all of any bonuses and/or to apply a vesting schedule (which may be time-based or performance-based) to part or all of any bonuses. No time-based vesting schedule (that is, the period of time for which an employee must remain employed to actually receive the bonus) may be longer than five years.

Maximum Awards.  The maximum award that any individual may receive under the PIP with respect to any performance period is $2,000,000. Performance periods may not exceed three fiscal years and no participant may have more than three performance periods at any one time.

Federal Income Tax Considerations

An actual award under the PIP generally will be compensation taxable as ordinary income (and subject to income tax withholding) when paid to the participant. We generally will be entitled to a corresponding deduction for federal income tax purposes, except as follows. Section 162(m) of the Code generally limits to $1,000,000 the amount of compensation that may be deducted by us in any tax year with respect to our chief executive officer or any of the three other most highly compensated executive officers (other than our chief financial officer). However, if we pay compensation that is “performance based” under section 162(m), we still may receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The PIP is designed, and is intended to be administered, to allow us to pay incentive compensation that is performance based and therefore fully tax deductible on our federal income tax return.

Amendment and Termination of the Plan

Our Board of Directors may amend or terminate the plan at any time and for any reason. However, no amendment or termination may impair the rights of a participant with respect to payments made prior to such amendment or termination unless the Compensation Committee has determined that such amendment or termination is in the best interests of all persons to whom awards have been granted.

Estimated Bonuses to be Paid to Certain Individuals and Groups

Awards under the PIP (if any) will be determined based on actual future performance during performance periods designated by the Compensation Committee. As a result, future actual awards cannot now be determined.

The following table sets forth the target and maximum awards under the PIP with respect to fiscal 2016 for the persons and groups shown below. For the fiscal year 2016 performance period, the Compensation Committee selected a performance target that calls for a specified dollar amount of Consolidated Income from Operations, as may be adjusted for non-recurring, unusual and/or extraordinary items.

Name of Individual or Group	Target Award ($)	Maximum Award ($)
Gregory A. Trojan, President and Chief Executive Officer	680,000	1,360,000
Gregory S. Levin, Executive Vice President and Chief Financial Officer	240,000	408,000
Gregory S. Lynds, Executive Vice President and Chief Development Officer	216,600	368,220
Lon F. Ledwith, Executive Vice President of Operations	174,000	295,800
John D. Allegretto, Chief Supply Chain Officer (2)	—	—
All executive officers, as a group	1,811,050	3,282,785
All employees who are not executive officers, as a group	2,256,305	4,049,170
All directors who are not executive officers, as a group (1)	—	—

(1)	This group is not eligible to participate in the PIP.

(2)	Mr. Allegretto’s services with the Company ended on April 1, 2016.

There can be no assurance that the target awards shown above will be actually achieved and paid. The actual award paid (if any) may be higher or lower depending on actual performance compared to the targeted performance goals. In no event will any participant’s actual award for the fiscal year 2016 performance period exceed the maximum award specified by the PIP. In addition, the Compensation Committee has discretion to decrease (but not increase) the award otherwise indicated under the pre-established measures.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and voting on the matter is required to approve the PIP. Abstentions will be included in the number of shares present and entitled to vote on this Proposal No. 2 and, accordingly, will have the effect of a vote “AGAINST” Proposal No. 2. Broker non-votes will not be considered as present and entitled to vote on this Proposal No. 2. Therefore, a broker non-vote will not be counted and will have no effect on this proposal to approve the PIP other than to reduce the number of affirmative votes required to approve this proposal. In the event that shareholder approval is not obtained, the Compensation Committee will examine available alternatives, including granting compensation to covered employees that does not qualify for the performance-based compensation exemption under Code Section 162(m).

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF OUR PERFORMANCE INCENTIVE PLAN.

ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3 ON PROXY CARD)

In accordance with SEC rules, the Board asks shareholders for advisory approval of the compensation of our named executive officers. Pursuant to an advisory vote at our 2011 Annual Meeting, our shareholders elected to hold such votes on an annual basis, and we intend to include an advisory shareholder vote on compensation of named executive officers in our proxy materials every year until the next shareholder vote on the frequency of the advisory vote to approve compensation of named executive officers. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our named executive officers, as we have described it in the “Executive Compensation” section of this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link their pay to performance, and build long-term value for our shareholders. The key objectives of our executive compensation program, as described in the Compensation Discussion and Analysis, are:

Objective	How Our Compensation Program for Named Executive Officers Achieves This Objective
Pay For Performance

•  Aligning named executive officers’ compensation with short-term and long-term Company and individual performance

•  Setting a significant portion of each named executive officer’s targeted total direct compensation to be in the form of variable compensation tied to our overall performance

Attract And Retain Top Talent

•  Targeting total direct compensation in the 50th percentile range among companies with which we compete for executive talent

•  Competing effectively for the highest quality people who will determine our long-term success

Align Executive Compensation With Shareholders

•  Providing equity compensation in alignment with long-term performance

•  Establishing a significant portion of each named executive officer’s indirect compensation to be based on achieving long-term shareholder value

We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in further detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Additionally, the Summary Compensation Table and other related compensation tables and narrative, provide detailed information on the compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our long-term success. In summary, our compensation is designed to reward executives when we achieve strong financial and operational results and, likewise, to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our named executive officers for fiscal 2015 is reflective of and consistent with that intent.

This “say-on-pay” proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers through the following resolution:

RESOLVED, that the shareholders of BJ’s Restaurants, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2016 Annual Meeting of Shareholders.

This “say-on-pay” vote is advisory and, therefore, not binding on us, the Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(PROPOSAL NO. 4 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP as our independent auditor for the fiscal year ending January 3, 2017 (fiscal 2016), and the Board is recommending shareholders ratify that appointment at the Annual Meeting. Ernst & Young LLP does not have, and has not had at any time, any direct or indirect financial interest in us or any of our subsidiaries and does not have, and has not had at any time, any relationship with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither BJ’s Restaurants, Inc. nor any of our officers or directors has or has had any interest in Ernst & Young LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of Ernst & Young LLP to the shareholders for ratification. In the event that this appointment of Ernst & Young LLP is not ratified by a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of Ernst & Young LLP for future periods.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of Ernst & Young LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Ernst & Young LLP

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 30, 2014 and December 29, 2015, by our independent auditor, Ernst & Young LLP:

	2015	2014
Audit Fees (1)	$498,465	$481,041
Tax Fees	$—	$—
All Other Fees	$3,200	$1,940

(1)	These amounts represent fees of Ernst & Young LLP for the audit of our consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of our management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year.

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to appoint and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the services rendered by Ernst &Young LLP during fiscal 2014 and 2015 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were waivers of approval requirements or guidelines during the same periods.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016 requires the affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented, and entitled to vote at the Annual Meeting.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF ERNST & YOUNG LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (a) each of our directors, (b) each executive officer identified in the Summary Compensation Table, (c) all of our executive officers and directors as a group, and (d) each person known by us to be the beneficial owner of 5% or more of the issued and outstanding shares of our Common Stock. Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned (1)
Name and Address (2)	Number of Shares (3)		Percentage of Class (3)
Luxor Management, LLC	2,503,119	(4)	10.4%
1114 Avenue of the Americas, 29th Floor New York, NY 10036

Insight 2811, Inc.	2,152,353	(5)	8.9%
755 W. Beaver Rd., Suite 1275 Troy, MI 48084

BlackRock, Inc.	1,980,363	(6)	8.2%
55 East 52nd Street New York, NY 10022

The Vanguard Group	1,834,219	(7)	7.6%
100 Vanguard Boulevard Malvern, PA 19335

Gerald W. Deitchle	289,834	(8)	1.2%

Peter A. Bassi	77,415	(9)	*

Larry D. Bouts	115,934	(10)	*

James A. Dal Pozzo	36,665	(11)	*

Noah A. Elbogen	—	(12)	*

Wesley A. Nichols	9,221	(13)	*

Lea Anne S. Ottinger	39,595	(14)	*

Patrick D. Walsh	766,762	(15)	3.2%

Gregory A. Trojan	172,221	(16)	*

Gregory S. Levin	71,253	(17)	*

Gregory S. Lynds	49,816	(18)	*

Lon F. Ledwith	48,777	(19)	*

John D. Allegretto	39,630	(20)	*

All current directors and executive officers as a group (18 persons)	1,763,438	(21)	7.1%

*	Less than 1%

(1)	The persons named in the table, to our knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of our officers and directors is at our principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

(3)	Percent of class is based on the number of shares issued and outstanding (24,125,093) on the Record Date (April 14, 2016). In addition, shares of Common Stock which a person had the right to acquire within 60 days of the Record Date are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. This does not include shares issuable upon exercise of any options issued by us which are not exercisable within 60 days from the Record Date.

(4)	Based on a Schedule 13D filed on March 9, 2016, it is our belief that Luxor Management, LLC and its affiliates beneficially owned the number of shares indicated as of March 7, 2016. Luxor Management, LLC, as the general partner of Luxor Capital Group, LP, may be deemed to beneficially own the shares that are beneficially owned by Luxor Capital Group, LP. Luxor Capital Group, LP, as the investment manager of certain Luxor funds (the “Luxor Funds”) and a separately managed account, may be deemed to beneficially own 2,503,119 shares owned by such funds. LCG Holdings, LLC, as the general partner of certain Luxor Funds, may be deemed to beneficially own the 2,503,119 shares owned by such Luxor Funds. Christian Leone, as the managing member of Luxor Management, LLC, may be deemed to beneficially own the 2,503,119 shares beneficially owned by Luxor Management, LLC.

(5)	Based solely on a Schedule 13G filed on February 11, 2016, it is our belief that Insight 2811, Inc. beneficially owned the number of shares indicated as of December 31, 2015.

(6)	Based solely on a Schedule 13G filed on January 25, 2016, it is our belief that BlackRock, Inc. beneficially owned the number of shares indicated as of December 31, 2015.

(7)	Based solely on a Schedule 13G filed on February 10, 2016, it is our belief that The Vanguard Group beneficially owned the number of shares indicated as of December 31, 2015.

(8)	Consists of 160 shares of Common Stock of which Mr. Deitchle is the beneficial owner, 48,149 shares of Common Stock held of record by the Deitchle Family Trust, 8,000 shares of Common Stock held in Mr. Deitchle’s IRA and 233,525 shares of Common Stock purchasable upon exercise of options.

(9)	Consists of 42,349 shares of Common Stock of which Mr. Bassi is the beneficial owner and 35,066 shares of Common Stock purchasable upon exercise of options.

(10)	Consists of 87,349 shares of Common Stock of which Mr. Bouts is the beneficial owner and 28,585 shares of Common Stock purchasable upon exercise of options

(11)	Consists of 19,402 shares of Common Stock of which Mr. Dal Pozzo is the beneficial owner and 17,263 shares of Common Stock purchasable upon exercise of options.

(12)	Mr. Elbogen owns no shares of our Common Stock and has no options that are exercisable within 60 days of the Record Date.

(13)	Consists of 2,397 shares of Common Stock of which Mr. Nichols is the beneficial owner and 6,824 shares of Common Stock purchasable upon exercise of options.

(14)	Consists of 10,331 shares of Common Stock of which Ms. Ottinger is the beneficial owner and 29,264 shares of Common Stock purchasable upon exercise of options.

(15)	Based on schedule 13D filed on February 29, 2016, Mr. Walsh as the Chief Executive Officer of each of Atlas Fund GP and PW Master Fund GP and the Managing Member of PW Capital Management (together with shares he directly owns) is the beneficial owner of 763,758 shares of Common Stock. Mr. Walsh is also the beneficial owner of 771 shares of Common Stock and 2,233 shares of Common Stock purchasable upon exercise of options.

(16)	Consists of 11,374 shares of Common Stock of which Mr. Trojan is the beneficial owner and 160,847 shares of Common Stock purchasable upon exercise of options.

(17)	Consists of 25,885 shares of Common Stock of which Mr. Levin is the beneficial owner and options exercisable for up to 45,368 shares of Common Stock.

(18)	Consists of 9,383 shares of Common Stock of which Mr. Lynds is the beneficial owner and options exercisable for up to 40,433 shares of Common Stock.

(19)	Consists of 7,028 shares of Common Stock of which Mr. Ledwith is the beneficial owner and options exercisable for up to 41,749 shares of Common Stock.

(20)	Consists of 5,530 shares of Common Stock of which Mr. Allegretto is the beneficial owner and options exercisable for up to 34,100 shares of Common Stock.

(21)	Includes 708,283 shares of Common Stock issuable upon exercise of options.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Program

The purpose of this Compensation Discussion and Analysis is to provide key information and details on how we pay our executive officers. In this discussion, we will focus on the executive compensation programs for our Chief Executive Officer and the other Named Executive Officers included in the Summary Compensation Table of this Proxy Statement. As a group, these executive officers are referred to as our “Named Executive Officers.” Our Named Executive Officers for fiscal 2015 were:

Name	Position
Gregory A. Trojan	Director, Chief Executive Officer and President
Gregory S. Levin	Executive Vice President, Chief Financial Officer and Secretary
Gregory S. Lynds	Executive Vice President and Chief Development Officer
Lon F. Ledwith	Executive Vice President of Operations
John D. Allegretto (1)	Chief Supply Chain Officer

(1)	Mr. Allegretto’s service with the Company ended on April 1, 2016.

The Compensation Committee’s philosophy is that executive compensation should be closely aligned with our performance on both a short-term and a long-term basis to ensure that the interests of executive officers continue to be properly aligned with long-term shareholder interests. In addition, compensation should be designed to assist us in attracting and retaining management personnel who are critical to our long-term success. To that end, the Compensation Committee’s philosophy is that executive compensation should be comprised of three principal components:

•	annual base salary;

•	performance-based annual cash incentive payments, which are dependent on our annual consolidated financial performance and, for officer-level executives, specific individual performance goals; and

•	long-term incentive compensation in the form of stock options, restricted stock units, performance share units or other equity-based awards that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives.

The Compensation Committee considers a variety of factors when making compensation decisions and establishing the total compensation that it targets and pays for executive officers each year. Among these factors are:

•	overall corporate performance;

•	individual performance and contribution of the executive to the overall corporate performance, primarily based on the input of the Chief Executive Officer;

•	value of equity-based compensation awarded in prior years;

•	appropriate blend of short-term and long-term cash and equity compensation;

•	total compensation paid to our executives compared to amounts paid to similar executives at targeted peer group companies both for the prior year and over a multi-year period;

•	broad trends in executive compensation generally and within the restaurant industry; and

•	recommendations of our Chief Executive Officer.

Role of the Compensation Committee

The Compensation Committee of the Board has the responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy. The goal of the Compensation Committee is to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive, and properly structured to align management’s interest with those of our shareholders. The Compensation Committee reviews the performance of our officers and key employees and reports to the Board of Directors. In such capacity, the Compensation Committee administers our executive compensation plans, reviews our general compensation and benefit programs and policies, and monitors the performance and compensation of executive officers and other key employees. The Compensation Committee also makes recommendations regarding annual cash bonuses under our Performance Incentive Plan and equity awards to executive officers and other employees pursuant to our equity compensation plans, including our 2005 Equity Incentive Plan.

The Compensation Committee’s charter establishes the various responsibilities of the Compensation Committee including those described above. The Compensation Committee periodically reviews and revises the charter. In addition, the Compensation Committee has the authority to retain and terminate independent, third party compensation consultants, to obtain advice and assistance from internal and external legal, accounting and other advisors, and to review study findings independent of management. The Chairman of the Compensation Committee reports the Compensation Committee’s actions and recommendations to the Board of Directors following each Compensation Committee meeting.

Four independent directors, Peter A. Bassi, Noah A. Elbogen, Lea Anne S. Ottinger, and Patrick D. Walsh, currently serve on the Compensation Committee. Ms. Ottinger serves as the Chair of the Compensation Committee. In 2015, J. Roger King and Mark A. McEachen each served on the Compensation Committee. Mr. King served as Chair until his retirement from the Board at the 2015 Annual Meeting in June 2015. Mr. McEachen served as a member of the Compensation Committee during all of 2015 until his resignation from the Board in March 2016, at which time he was replaced by Mr. Elbogen. The Board has determined that each current member of the Compensation Committee and each member who served in 2015 is an independent director under applicable NASDAQ rules, a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and an outside director as defined under Section 162(m) of the Internal Revenue Code (“Code”).

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all final determinations regarding the compensation of all executive officers, including base salaries and cash-based and equity-based incentive compensation programs. The Compensation Committee and the Chief Executive Officer annually review the performance of all other executive officers. This annual review is based on the individual performance objectives established annually for each executive officer as well as the Chief Executive Officer’s evaluation of the overall leadership and effectiveness of each executive officer. All recommendations and conclusions made by the Chief Executive Officer based on his annual review, including proposed base salary adjustments, annual cash incentive awards under our Performance Incentive Plan and annual equity awards, are presented to the Compensation Committee which, in turn, exercises its independent discretion to approve, disapprove or modify any recommended compensation adjustments or awards. The Compensation Committee annually reviews the performance and compensation of the Chief Executive Officer.

Consideration of Say-on-Pay Advisory Vote

We provide our shareholders with the opportunity to cast an annual non-binding advisory vote on executive compensation (commonly referred to as “say-on-pay”). At our Annual Meeting of Shareholders held in June 2015, a substantial majority of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this advisory vote affirmed shareholder support of its approach to executive compensation and, therefore, did not fundamentally change its approach in fiscal 2015 or in establishing executive compensation for 2016. However, even with this high level of support, we have continued to make additional changes in our executive compensation plans in an effort to further enhance the effectiveness of such plans, the competitiveness of our pay relative to our peers, and to continue to align compensation with the interests of our shareholders, some of which have been highlighted within this Compensation Discussion and Analysis. The Compensation Committee will continue to consider the outcome of our annual shareholder non-binding advisory “say-on-pay” votes when making future compensation decisions for Named Executive Officers.

Compensation Practices and Risk

The Compensation Committee, with assistance from our Compensation Consultants, Willis Towers Watson (for the second half of fiscal 2015) and Grant Thornton LLP (for the first half of fiscal 2015), carefully reviewed our executive compensation policies and practices and determined that they do not encourage our executives to take, or reward our executives for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on us. We believe the following principles and practices of our executive compensation programs support our overall compensation philosophy and work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	a significant portion of the annual cash incentive bonuses is based on operational business results rather than individual performance criteria. As a result, discretion by management or the Board in calculating these bonuses is limited;

•	the ultimate benefit provided by our long-term incentive plan is based primarily on the performance of our stock and, with respect to a portion of the equity-based awards, on performance of the Company against established operational financial results over a three year period;

•	our cash incentive program is capped, which limits any disproportionate increases in payouts in order to minimize excessive risk taking by our executive officers;

•	recommendations for changes to our executive compensation programs are made only after a collaborative process involving our finance, tax, legal and human resources employees and advisors, as well as input from our Compensation Consultant, in order to ensure diversity of thought and overall consensus; and

•	we maintain the competitiveness of our compensation by comparing our compensation plans with those of comparable peer companies and by annually monitoring and evaluating our plans against executive compensation trends and survey data.

Compensation Consultant

In accordance with the authority granted to the Compensation Committee under its charter, the Committee engaged Grant Thornton LLP, in the first half of fiscal 2015, and Willis Towers Watson, in the second half of fiscal 2015, as independent outside Compensation Consultants to advise the Compensation Committee regarding matters related to executive compensation benchmarking and peer group analysis.

Grant Thornton LLP and Willis Towers Watson assisted us in determining groups of peer or comparable companies and assisted the Compensation Committee with executive officer compensation levels, mix of compensation components and competitive stock granting practices. However, neither made specific compensation recommendations with respect to executive officers.

Grant Thornton LLP and Willis Towers Watson do not currently provide any other services to us. All of the fees paid to Grant Thornton LLP and Willis Towers Watson during fiscal 2015 were in connection with each firm’s work on executive compensation matters on behalf of the Compensation Committee. They were each retained pursuant to an engagement letter and the Compensation Committee has determined that neither of their services in this regard do not give rise to any conflict of interest and considers each firm to have sufficient independence from us and our executive officers to allow it to offer objective advice.

Determining Executive Compensation

We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve our business goals and reward them for achieving these goals. The Compensation Committee determines relevant market data and alternatives to consider when making compensation decisions regarding the executive officers. The Compensation Committee generally makes its annual executive compensation decisions at its meeting held in December of each year. Additionally, the Compensation Committee meets after our annual financial results have been audited by our independent auditor to finalize the most recently completed fiscal year’s annual incentive calculations for executives and other applicable employees.

In determining executive compensation, the Compensation Committee reviews base pay, annual cash incentive payments and equity awards for the current year and on a cumulative basis. The Compensation Committee also receives information regarding the performance of each executive based upon predetermined individual objectives and other attributes. Additionally, the Compensation Committee periodically uses independent human resource and compensation consultants and compares executive compensation levels and practices for executives holding comparable positions at targeted comparator group companies to aid the Compensation Committee in setting compensation at competitive levels.

Generally, the Compensation Committee’s philosophy is to target total compensation (base pay, annual cash incentive bonus and equity incentive awards) at approximately 50th percentile of the comparator group. The Compensation Committee believes that targeting total compensation at approximately the 50th percentile enables us to remain competitive with our peers in attracting and retaining executive talent. However, the Compensation Committee does not use formulas or specifically set the compensation for our executives based solely on this industry data or based on a specific percentile of this industry data. Instead, the Compensation Committee uses this information and the executive’s level of responsibility and experience, as well as the executive’s success in achieving business objectives and overall leadership qualities, in determining the executive’s compensation. The Compensation Committee believes that this approach allows it to take into consideration the executive’s overall contribution to our growth and profitability in determining executive compensation rather than relying solely on specific peer group targets.

The Compensation Committee engaged Grant Thornton LLP to help evaluate the executive compensation benchmarking and peer group analysis for fiscal 2015. After an extensive request for proposal process, the Compensation Committee engaged Willis Towers Watson, which has significant expertise in compensation analysis and evaluation, to help evaluate the executive compensation benchmarking and peer group analysis in connection with establishing our 2016 executive compensation. The comparable companies selected by Willis Towers Watson in its benchmarking survey were as follows:

Bravo Brio Restaurant Group, Inc.	Fiesta Restaurant Group, Inc.
Buffalo Wild Wings, Inc.	Ignite Restaurant Group, Inc.
CEC Entertainment, Inc.	Jack in the Box, Inc.
The Cheesecake Factory Incorporated	Red Robin Gourmet Burgers, Inc.
DineEquity, Inc. (Applebee’s & IHOP)	Ruby Tuesday, Inc.
Domino’s Pizza, Inc.	Ruth’s Hospitality Group
El Pollo Loco Holdings, Inc.	Texas Roadhouse, Inc.

The Compensation Committee believes that the above peer group of comparable companies represented an appropriate cross-section of companies with which we compete for talent or which are similar to us in size, market capitalization, growth rate and industry. For example, The Cheesecake Factory Incorporated and DineEquity, Inc. are Southern California-based restaurant companies and, therefore, compete directly with us for executive talent, while the other companies listed are similar in size from an annual revenue or market capitalization perspective, or are considered high-growth restaurant concepts with which we compete for talent. Since our management team and the institutional investment community generally assess our performance by reference to other companies in our industry, the Compensation Committee believes that setting compensation by reference to that group allows for the most meaningful comparisons of our actual performance against our peers and, therefore, enables the Compensation Committee to appropriately structure compensation programs for our executive officers in a manner that recognizes and rewards excellent operating performance as well as the creation of shareholder value.

In addition, the Compensation Committee also considered data from the Aon Hewitt 2015 Chain Restaurant Total Rewards Association (CRTRA) Compensation Survey, Willis Towers Watson 2015 Compensation Data Bank (CDB) Retail/Wholesale Executive Compensation Survey Report for the United States, and the Willis Towers Watson 2015 CDB General Industry Executive Compensation Survey Report for the United States to verify that our compensation was in line with overall trends in companies of comparable size.

A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Compensation Committee gathers and reviews data from its independent Compensation Consultants as well as relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of our performance or the individual’s performance, depending on the type of award, compared to established goals.

Based on the fiscal 2015 compensation study prepared by Grant Thornton LLP, 2015 total annual cash compensation (base salary and annual incentive compensation) and total direct compensation (total annual cash compensation and long-term incentive compensation) for the Named Executive Officers as a group approximated the range for our peer group companies. The base salaries, as well as the annual and long-term incentive compensation, for our Named Executive Officers taken as a group and individually, were between the 25th and 75th percentiles of the target compensation ranges for our peer group companies.

Elements of Executive Compensation

Base Salary.  Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in base salary are determined using both objective and subjective factors, such as the level of responsibility, individual performance, level of pay, both of the executive in question and other similarly situated executives, and the comparative group companies’ base salary levels. For fiscal 2015, the Compensation Committee did not significantly increase the base salaries of its executive officers.

Annual Incentive Bonus.  Each executive officer participates in our annual Performance Incentive Plan (“PIP”). In 2011, our shareholders voted to approve the material terms of the PIP and are being asked to ratify and approve the PIP at the 2016 Annual Meeting. Under the PIP, the annual incentive opportunity is generally determined based on a percentage of each officer’s base salary. The Compensation Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and all other terms and conditions of awards for each performance period (generally each fiscal year) under the PIP. For fiscal 2015, the principal objective performance measure used by the Compensation Committee for the purposes of the PIP was our Consolidated Income from Operations for the fiscal year, as reflected on our Consolidated Statements of Income. The Compensation Committee believes that this metric provides a definitive target that is largely within management’s ability to influence and control.

Under the fiscal 2015 PIP, 50% of the executives’ incentive opportunity (other than for the Chief Executive Officer, whose bonus opportunity was established separately – see “Compensation of the Chief Executive Officer”) was based on the degree of achievement of our Consolidated Income from Operations target. The remaining 50% of the incentive opportunity was based on each executive’s achievement of certain agreed-upon individual performance objectives. For example, if the executive’s base salary was $100,000 and his/her total incentive opportunity was 25% of base salary (or $25,000), then 50% of the $25,000 total opportunity (or $12,500) would be driven by the degree of achievement of the Consolidated Income from Operations target, and 50% of the $25,000 total opportunity would be driven by the degree of achievement of individual performance objectives. The specific incentives awarded for the individual performance objectives established for each executive officer take into account the degree that each officer completed his or her agreed-upon key initiatives for the year, as well as each officer’s overall leadership and effectiveness in doing so.

The fiscal 2015 PIP also provided for a sliding scale of the targeted Consolidated Income from Operations necessary to achieve some portion of the annual incentive opportunity, starting with a required minimum performance threshold of achieving at least 80% of targeted Consolidated Income from Operations. If less than 80% of the target were achieved, no bonus would be earned or paid. If 80% of the target were achieved, then 60% of the incentive award attributable to this component of the annual incentive opportunity would be earned. If 100% of the target were achieved, then 100% of the incentive award attributable to this component of the annual incentive opportunity would be earned. In order to provide more significant performance incentives for results in excess of target, the 2015 PIP increased the maximum percentage payouts for achievement in excess of 100% of target. Under the 2015 PIP for each percentage achievement in excess of 100% of target, the incentive award payout increases by 5% up to a maximum payout of 200%. The 2015 PIP provided for a maximum percentage at the 120% target achievement level to discourage any actions or decisions that might benefit short-term performance to the detriment of our longer-term competitiveness.

In addition, the Compensation Committee may require that a PIP participant repay to us certain previously paid compensation in accordance with the Clawback Policy. The PIP contains a “clawback” provision whereby the Compensation Committee may (i) cause the cancellation of any actual award, (ii) require reimbursement of any actual award by a PIP participant and (iii) effect any other right of recoupment of equity or other compensation provided under the PIP or otherwise in accordance with our policies and/or applicable law (each, a “Clawback Policy”), in each case with respect to the Clawback Policy that was in effect as of the date of grant for a particular target award.

In 2015, our Consolidated Income from Operations, as adjusted for bonuses and non-recurring expenses that were deemed excludable for PIP purposes by the Compensation Committee, was approximately $67.5 million or approximately 110% of the $61.2 million target. As a result of the Consolidated Income from Operations significantly exceeding the established target, the incentive award percentage amount attributable to this component of the fiscal 2015 PIP was 150%.

The remaining 50% of the fiscal 2015 PIP was based on individual performance goals, except for Mr. Trojan, whose entire fiscal 2015 incentive bonus opportunity was based on our Consolidated Income from Operations amount, because he is deemed responsible and accountable for our overall financial performance.

We believe individual goals for certain executives are appropriate primarily to drive performance against key corporate initiatives. These individual goals are determined annually in conjunction with our business plan and are presented to the Compensation Committee and Board of Directors at our annual strategic planning meeting. For fiscal 2015, we had five categories of key objectives in which individual performance goals were established. These five key initiatives were as follows:

•	People First;
•	Building Sales and Awareness;
•	Food & Beer Quality and Differentiation;

•	Improving our Margins and Operating Cost Structure; and
•	Improving our Development Strategy and Return on New Restaurant Investment.

At the beginning of fiscal 2016, the Compensation Committee, with the input from the Chief Executive Officer, reviewed the individual performance goals of the respective executive officers, determined which performance goals were achieved, and determined the resulting fiscal 2015 PIP incentive earned for this component.

For fiscal 2015, the annual incentive opportunity earned by each executive officer with respect to Consolidated Income from Operations (comprising 50% of the target bonus opportunity) and the annual incentive opportunity earned by each executive officer with respect to individual performance goals (comprising 50% of the target bonus opportunity) ranged between 117% and 150% of each officer’s target bonus. The table below shows the fiscal 2015 target annual incentive bonus for each Named Executive Officer as compared to the actual fiscal 2015 bonus payout under the PIP. Payouts with respect to 2015 performance were generally higher than was the case in fiscal 2014 as a result of the Company’s Consolidated Income from Operations significantly exceeding the target.

Fiscal 2015 Annual Incentive Bonus Plan Target Bonus vs. Actual Payout

Name	Target Bonus (as a % of Base Pay)	Actual Bonus (as a % of Base Pay)	Actual Bonus (as a % of Target Bonus)
Gregory A. Trojan	80%	120%	150%
Gregory S. Levin	60%	72%	120%
Gregory S. Lynds	60%	69%	116%
Lon F. Ledwith	60%	71%	119%
John D. Allegretto (1)	45%	53%	117%

(1)	Mr. Allegretto’s service to the Company ended on April 1, 2016.

Long-Term Equity Compensation. We design our long-term incentive compensation to drive long-term performance, to align the interests of our executives with those of our shareholders, and to retain executives through long-term vesting and wealth accumulation. In fiscal 2015, long-term incentive compensation took the form of stock option and restricted stock unit awards for executive officers based on prior year’s performance and based on a specific economic value as determined by the Compensation Committee. In the past, the Compensation Committee has varied the portion of long-term equity compensation awards made in the form of stock options and restricted stock units. As such, the current allocation may change in the future or may change for specific circumstances involving a given executive. In 2015, long-term equity awards were generally allocated 67% to stock options (as opposed to 50% in 2014) and 33% to restricted stock units (as opposed to 50% in 2014). This increase in the weighting of stock options reflected our desire to place a greater emphasis on performance of the Company as reflected in our stock price. The amount of annual equity awards granted to executive officers is based on a target economic value, which is generally set between the 40th and 75th percentile of comparator group companies for comparable positions (where such information is available). However, as discussed above, in specific cases we set the target economic value of the equity award higher or lower than the median where appropriate based on factors such as our prior year performance and individual executive performance.

Additionally, all of our restaurant general managers, executive kitchen managers, directors of kitchen operations, directors of operations, area vice presidents and certain brewing operations positions and selected high-performing Restaurant Support Center team members are eligible to receive equity awards in accordance with our 2005 Equity Incentive Plan. This grant of equity awards to our restaurant and brewing field operations teams is designed to increase employee retention and to promote long-term wealth building based on ownership of our equity.

In recognition of their efforts to increase operational efficiencies and value in 2014, Mr. Trojan and Mr. Levin received additional awards of stock options valued at $120,000 and $77,700, respectively, which were granted on March 2, 2015. These awards were granted in addition to the Company’s regular annual equity grants for 2015.

Stock Options. In determining the size of annual stock option grants to executive officers, the Compensation Committee bases its determinations on such considerations as the value of total direct compensation for comparable positions in comparative group companies, company and individual performance against the strategic plan for the prior fiscal year, the number and value of stock options previously granted to the executive officer, the allocation of overall share awards attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix.

All stock options granted by us during fiscal 2015 were granted as non-qualified stock options with an exercise price equal to the closing price of our Common Stock on the date of grant. Accordingly, stock options will have value only if the market price of our Common Stock increases after that date. Stock options granted to our executive officers in 2015 generally vest in five equal annual installments. Because employees will only realize value from their options if our stock price increases over the exercise price, the vesting schedule is designed to provide our employees with an incentive to work toward increasing the long-term value of our Common Stock. As noted below, our stock option grants for 2016 generally vest in three equal annual installments in order to better align our equity grant practices with those of our competitors.

Restricted Stock and Restricted Stock Units (“RSUs”). Restricted stock awards differ from stock options in that the primary purpose of restricted stock awards is to provide a component of equity-based compensation that, unlike stock options, has a measurable value to recipients immediately upon their vesting, which we believe helps with overall retention. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations which can be significant, based on the number of vesting RSUs and the fair market value of our share price at the time of vesting. RSUs granted to our executive officers for 2015 vested in five equal annual installments. In 2014, our RSU grants to executive officers were in the form of performance-based restricted stock units (“PSUs”), which had a three year “cliff vest” and will only vest based on achieving certain performance-based targets (Return on Invested Capital and Same Restaurant Comparable Sales) over the three year period ending with fiscal 2016. As noted in “Changes for 2016” below, we included PSUs as part of our overall long term equity compensation awards again in 2016 as we did in 2014.

The Compensation Committee believes that restricted stock and restricted stock unit awards (including PSUs) may also be effective in attracting, motivating and retaining high quality management talent for all levels of our organization. All of our restaurant general managers, executive kitchen managers, directors of kitchen operations, directors of operation and certain brewing operations positions are eligible for the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan, and equity awards under this program have been in the form of RSUs. This program is a long-term wealth building program that is dependent on the participant’s extended service with us in their respective positions and their achievement of certain agreed upon performance objectives during that service period. The service period has generally been between three and five years. We also believe our grants of RSUs will assist certain key employees with their retirement planning through the potential wealth accumulation benefits of these grants.

Executive Benefits and Perquisites. Our executive officers are entitled to receive customary automobile allowances and the right to participate in our customary employee benefit plans.

Changes for 2016

For fiscal 2016, we have made several changes to our compensation programs in order to further tie compensation directly to performance and to increases in value to our shareholders as well as to better align our compensation practices with those prevalent in our industry peer group. In designing our compensation policies for fiscal 2016 and beyond, we attempt to provide opportunities to our Named Executive Officers to realize significant increases in their overall compensation if their efforts prove successful in generating growth in consolidated income from operations while, at the same time, deemphasizing those elements of compensation that are not directly related to our performance.

This philosophy was reflected in our compensation decisions for fiscal 2016 as follows:

No Significant Merit-Based Changes to Base Salary.  We believe the base salaries of our Named Executive Officers remain generally in line with base compensation for comparable executives at other peer companies and, as a result, we did not provide any significant base salary increases for our Named Executive Officers for 2016. We believe that the lack of significant increase in base salaries is appropriate in light of comparable base salaries in the industry and is consistent with our desire to emphasize those elements of compensation that are directly related to our performance and changes in shareholder value.

Increased Emphasis on Operational Performance for Annual Incentive Bonus Opportunity.  In December 2015, the Compensation Committee approved the fiscal 2016 PIP. The basic terms, conditions, structure and percentage metrics of the fiscal 2016 PIP are substantially the same as that for fiscal 2015. The Compensation Committee continued its practice of using both individual performance goals and Consolidated Income from Operations as the measures for targeted payouts. However, in light of the Company’s continuing focus on operational performance, the Company has decreased the percentage of the total bonus opportunity attributed to individual performance goals to 30% (from 50% in 2015) and increased the percentage attributed to Consolidated Income from Operations to 70% (from 50% in 2015) for the Named Executive Officers, excluding Mr. Trojan whose entire bonus remains based on achievement of targeted Consolidated Income from Operations. A minimum of 80% of the Consolidated Income from Operations target must be satisfied in order for any payout to be made with respect to the portion of the award tied to that metric. In order to assure that individual performance can be appropriately recognized even in a difficult operating environment, the 2016 PIP permits payout with respect to the individual performance goals even if Consolidated Income from Operations does not meet the minimum levels.

Performance Share Units Included in Mix of Long-Term Equity Compensation.  For 2016, in addition to RSUs and stock options for our executive management, we included performance share units in our long-term equity based awards in order to increase the emphasis on performance and better align executives with our shareholders. The 2016 annual grants consisted of one-third in the form of stock options (as compared to two-thirds in 2015), one-third in the form of restricted stock units (unchanged from 2015), and one-third in the form of performance share units (as compared to zero in 2015). Based on market information provided by our Compensation Consultant, we elected to reduce the vesting period of the 2016 restricted stock units and stock options awards from five equal annual installments to three equal annual installments in order to bring us in line with the equity compensation practices prevalent in our industry peer group.

As with the 2014 PSU grants, the 2016 PSU grants provide for a three year “cliff” vesting if the relevant performance targets are met over the three year period. One half of the award is tied to achievement of targets based on three year average return on invested capital (defined as income from operations divided by invested capital) and the remaining award is tied to three year average comparable sales growth compared to the Knapp Index. As set forth in the vesting tables below, the awards provide for vesting from 50% to 150% of the target award based on actual achievement relative to the target for each of the two metrics.

PSU Matrix – Return on Invested Capital
3 Year Average Return on Invested Capital	9.5%	10.5%	11.5%	12.0%	12.5%
% of Target Shares that Vest	50%	75%	100%	125%	150%

PSU Matrix – Same Restaurant Comparable Sales
3 Year Average Comparable Sales over Knapp Index	0.0%	0.5%	1.0%	1.5%	2.0%
% of Target Shares that Vest	50%	75%	100%	125%	150%

Equity Grant Timing Practices

The Compensation Committee and the Board have adopted guidelines for equity grant timing practices. The guidelines approved by the Board are as follows:

Regular Annual Equity Grant Dates.  Annual equity grants are presented and approved at the meeting of the Compensation Committee held in early December of each year, before fiscal year-end earnings are released. The regular annual equity grant date for all employees, including executive officers, is the 15th of January and the exercise price is the closing price of our Common Stock on the date of grant.

For annual grants of restricted stock units, the Compensation Committee approves a specific dollar amount to be granted to each recipient and the number of shares has thereafter been determined by dividing the dollar amount approved by the Compensation Committee by the closing market price of our Common Stock on the date of grant.

New Hire Grant Dates.  All equity award grants to certain newly-hired employees are approved by the Compensation Committee at the first Board or Compensation Committee meeting following the new employee’s first day of employment. These grants occur on the first day after grant approval, unless that day falls during one of our stock trading “black-out” periods, in which case the grants occur on the first trading day subsequent to the end of our “black-out” period. The exercise price is always the closing price of our Common Stock on the date of grant. Options granted to new employees generally have typically vested ratably over five years. We also issue restricted stock units to certain newly-hired employees. The number of restricted stock units granted to our new employees is determined by dividing the approved dollar amount by the closing market price of our Common Stock on the date of grant. These restricted stock units have generally vested five equal annual installments.

Participants in Our Gold Standard Stock Ownership Program (“GSSOP”).  All of our restaurant general managers, executive kitchen managers, directors of kitchen operations and directors of operations are eligible to be invited to participate in the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan. The grant date for new GSSOP participants is generally the 15th day of each new quarter subsequent to their acceptance into the program for ease of administration. The number of RSUs granted to a participant in the GSSOP is determined by their position and calculated as the dollar amount of their grant, as determined in the GSSOP document, divided by the closing market price of our Common Stock on the date of grant. All RSUs under the GSSOP “cliff vest” after five years from the date of grant. Additionally, participants who have completed the first five years of service under the original Gold Standard Stock Ownership Program may be eligible to participate in future GSSOP programs (“Supplemental GSSOP”) depending on their current position. Participants eligible for the Supplemental GSSOP have the option to choose the fair market value of their award entirely in RSUs or allocated one-half to RSUs and one-half to stock options. All awards under the Supplemental GSSOP vest 33% on the third anniversary from the date of grant and 67% after five years from the date of grant. New participants in the Supplemental GSSOP receive their grants on the 15th day of each new quarter subsequent to their acceptance into the program.

All Other Grants.  Our general practice is to issue equity grants annually or upon new employment as described above. In those instances when equity awards occur during the year due to employee promotions or other factors, the equity awards are approved in advance by the Compensation Committee and a future grant date is selected by the Compensation Committee. The exercise price for such awards is always based on the closing price of our Common Stock on the date of grant.

Compensation of Chief Executive Officer

Compensation of Gregory Trojan.  On October 28, 2012, we entered into an employment agreement with Gregory A. Trojan pursuant to which he was retained as our President and Chief Executive Officer. Mr. Trojan’s employment as President commenced on December 3, 2012, and he became our Chief Executive Officer effective February 1, 2013. The terms of Mr. Trojan’s employment agreement were approved by the Compensation Committee as well as the entire Board after a period of negotiation with Mr. Trojan and his advisors. The Compensation Committee believes the employment agreement reflects appropriate and competitive compensation for services of an executive of Mr. Trojan’s experience and skill set. The terms and conditions of Mr. Trojan’s compensation under the employment agreement are presented below:

Term.  Effective as of December 3, 2012, and terminating December 31, 2017 (unless earlier terminated in accordance with the terms of the employment agreement). Automatic renewals for additional one year terms unless either party gives notice of its intention not to extend at least six months prior to the scheduled termination date.

Base Salary.  $850,000 subject to increase at the discretion of the Compensation Committee. The Compensation Committee did not elect to increase Mr. Trojan’s base salary for 2015 or 2016.

Bonus Opportunity.  Annual bonus opportunity targeted at no less than 80% of Mr. Trojan’s base salary. Actual bonuses to be determined by the Board of Directors based upon performance criteria established by the Compensation Committee after consultation with Mr. Trojan. Mr. Trojan’s bonus for 2015 was established under the terms of our 2015 PIP. In light of the Company’s performance in 2015 and, in particular, the significant increases in operating profit relative to target, Mr. Trojan received a bonus equal to 120% his base salary under the 2015 PIP for 2015, paid in 2016. Mr. Trojan’s bonus opportunity continues to be targeted at 80% of Mr. Trojan’s base salary for 2016.

Additional Benefits.  Certain fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, the use of a company automobile or automobile allowance of up to $1,800 per month, and the right to participate in family group health insurance and in the other benefit plans made available to our executive officers.

Equity Grants.  On December 3, 2012, Mr. Trojan received an equity award under our 2005 Equity Incentive Plan having an aggregate grant date value of $3,750,000 and consisting of non-qualified stock options and restricted stock units. The stock options and restricted stock units vest in five equal annual installments of 20% commencing on the first yearly anniversary of Mr. Trojan’s start date and ending on the fifth yearly anniversary. The options expire on the earliest of (i) the tenth yearly anniversary of the date of grant, (ii) 12 months following any termination of Mr. Trojan without “Cause” (as defined in the Employment Agreement), resignation for “Good Reason” (as defined in the Employment Agreement), or termination as a result of the death or disability of Mr. Trojan, (iii) 90 days following Mr. Trojan’s resignation without Good Reason, or (iv) the date of any termination for Cause.

In addition, Mr. Trojan may receive additional equity awards at the discretion of the Compensation Committee. In December 2014, the Compensation Committee approved equity grants to Mr. Trojan consisting of non-qualified stock option and restricted stock units, having an aggregate grant date value of $750,000. The stock options and restricted stock units were granted on January 15, 2015, and February 22, 2015, respectively, and vest in five equal installments of 20% commencing on January 15, 2016 and February 22, 2016, respectively. In addition, in recognition of his efforts with respect to increasing operational efficiencies and value in 2014, Mr. Trojan also received a special stock option award in 2015 valued at $120,000 which vests in five equal installments of 20% commencing March 2, 2016.

In December 2015, the Compensation Committee approved an additional equity grant to Mr. Trojan having an aggregate grant date value of $1,500,000. The award was made after consultation with the Compensation Consultant and review of market information in an effort to better align the equity award component of Mr. Trojan’s compensation with market conditions for CEO’s in our industry. The award consisted of an equal allocation of restricted stock units, performance share units and stock options. As described above under “Changes for 2016,” the restricted stock units and stock options vest in equal annual installments over three years and the performance share units have a three year cliff vesting contingent on meeting performance targets based on return on invested capital and comparable sales growth over the three year period.

Termination; Severance.  We may terminate Mr. Trojan’s employment at any time. If Mr. Trojan is terminated for any reason (other than for Good Reason) or if Mr. Trojan dies or becomes disabled, he (or his estate) will be entitled to receive the following (the “Base Termination Payments”): (i) any accrued but unpaid base salary and accrued vacation pay, (ii) unpaid reimbursements for expenses incurred prior to termination, (iii) accrued but unpaid car allowance, and (iv) any benefits required to be paid or provided under applicable law, our plans, contracts or arrangements.

In the event of termination without Cause or by Mr. Trojan for Good Reason, in addition to the Base Termination Payments, Mr. Trojan shall be entitled to receive the following: (i) any earned but unpaid bonus for the fiscal year ending immediately before the year of termination of employment and (ii) a lump sum cash payment equal to 100% of his then current base salary.

Compensation Committee Interlocks and Insider Participation

During all of fiscal 2015, Mr. Bassi, Mr. Walsh, Mr. McEachen and Ms. Ottinger served on the Compensation Committee. Mr. King served on the Compensation Committee until his retirement from the Board in June 2015. Mr. Elbogen became a member of the Compensation Committee upon Mr. McEachen’s resignation from the Board in March 2016. No member of the Compensation Committee who served during fiscal 2015 or currently serving has ever been an officer or employee of ours, a former officer of ours or any of its subsidiaries or has ever had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2015.

Certain of the members of our Board of Directors or their affiliates have entered into transactions or arrangements with us during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

Review of All Components of Executive Compensation

The Compensation Committee and the Board of Directors have reviewed information about all components of the compensation provided to our executive officers, including base salary, annual bonus, equity compensation (including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits and the effect of retirement and change in control on stock option vesting. A summary of our compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive were presented to and reviewed by the Compensation Committee.

Tax and Accounting Implications

Section 162(m) of the Code disallows a federal income tax deduction to publicly-held companies for certain compensation paid to our Chief Executive Officer and the four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance-based” as defined in the Section 162(m) rules.

In designing our compensation programs, the Compensation Committee considers the effect of Section 162(m) together with other factors relevant to our business needs. We have historically taken, and intend to continue taking, appropriate actions, to the extent we believe desirable, to preserve the deductibility of annual incentive and long-term performance awards. Although the Compensation Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m) of the Code, at our 2011 Annual Meeting of Shareholders, we received shareholder approval of the material terms of the performance goals of our Performance Incentive Plan so cash incentive bonuses paid under that plan will be tax-deductible and qualify under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Lea Anne S. Ottinger, Chairperson	Peter A. Bassi	Noah A. Elbogen	Patrick D. Walsh

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended December 29, 2015, of our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who were serving as of December 29, 2015, and whose salary and bonus compensation for the year ended December 29, 2015, was at least $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Gregory A. Trojan (4)	2015	850,000	1,020,000	247,501	622,300	31,513(5)	2,771,314
President and Chief Executive	2014	850,000	680,000	174,991	174,853	33,217(5)	1,913,061
Officer	2013	850,000	—	—	—	30,196(5)	880,196

Gregory S. Levin	2015	390,000	281,853	132,015	345,567	12,891(6)	1,162,326
Executive Vice President, Chief	2014	390,000	222,300	124,989	124,895	12,891(6)	875,075
Financial Officer and Secretary	2013	382,500	60,588	194,306	194,967	12,891(6)	845,252

Gregory S. Lynds	2015	361,000	250,606	82,483	167,463	9,291(7)	870,843
Executive Vice President and	2014	361,000	205,770	124,989	124,895	9,291(7)	825,945
Chief Development Officer	2013	355,000	64,667	195,002	194,967	9,291(7)	818,927

Lon F. Ledwith	2015	282,500	195,458	33,004	66,985	12,891(8)	590,838
Executive Vice President of	2014	250,000	98,563	34,992	34,968	6,594(8)	425,117
Operations	2013	245,000	19,808	34,996	34,994	6,594(8)	341,392

John D. Allegretto (9)	2015	268,000	141,404	49,479	100,478	12,891(10)	572,252
Chief Supply Chain Officer	2014	268,000	114,570	60,009	59,947	12,891(10)	515,417
	2013	260,000	32,819	59,998	59,994	12,891(10)	425,702

(1)	Bonus amounts may include amounts earned in a given fiscal year but not paid until the subsequent fiscal year.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2015, 2014, and 2013. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown have not been reduced for estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2015 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 29, 2015, as filed with the SEC. See the Grants of Plan-Based Awards Table for the information on options granted in 2015 in this Proxy Statement.

(4)	Mr. Trojan’s employment commenced on December 3, 2012.

(5)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2015, 2014, and 2013, respectively, including group term life insurance ($891, $817 and $817) and auto reimbursement/allowance ($30,622, $32,400 and $29,379).

(6)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2015, 2014, and 2013, respectively, including group term life insurance ($891, $891 and $891) and auto reimbursement/allowance ($12,000, $12,000 and $12,000).

(7)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2015, 2014, and 2013, respectively, including group term life insurance ($891, $891 and $891) and auto reimbursement/allowance ($8,400, $8,400 and $8,400).

(8)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2015, 2014, and 2013, respectively, including group term life insurance ($891, $594 and $594) and auto reimbursement/allowance ($12,000, $6,000 and $6,000).

(9)	Mr. Allegretto’s service to the Company ended on April 1, 2016.

(10)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2015, 2014, and 2013, respectively, including group term life insurance ($891, $891 and $891) and auto reimbursement/allowance ($12,000, $12,000 and $12,000).

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase our Common Stock and other plan-based awards made during the fiscal year ended December 29, 2015, to the persons named in the Summary Compensation Table.

Grants of Plan-Based Awards

	Stock Awards			Option Awards
Name	Grant Date	Number of Securities Underlying Stock Awards (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)(3)	Grant Date	Number of Securities Underlying Option Awards (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Option Awards ($)(3)(6)
Gregory A. Trojan	02/25/15	4,717	247,501	01/15/15	31,019	47.04	502,371
				03/02/15	6,438	52.98	119,929
Gregory S. Levin	02/25/15	2,516	132,015	01/15/15	16,543	47.04	267,924
				03/02/15	4,168	52.98	77,643
Gregory S. Lynds	02/25/15	1,572	82,483	01/15/15	10,340	47.04	167,463
Lon F. Ledwith	02/25/15	629	33,004	01/15/15	4,136	47.04	66,985
John D. Allegretto	02/25/15	943	49,479	01/15/15	6,204	47.04	100,478

(1)	This column shows the number of restricted stock units granted in fiscal 2015 to the Named Executive Officers. All of such restricted stock units vest in five equal annual installments.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2015. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are realized, they will have this or any other value.

(4)	This column shows the number of stock options granted in fiscal 2015 to the Named Executive Officers. All of such options vest in five equal annual installments and expire ten years from the date of grant.

(5)	This column reflects stock option grants which have an exercise price per share equal to the closing stock price of our Common Stock on the date of grant.

(6)	The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 29, 2015.

Outstanding Equity Awards at December 29, 2015

	Stock Awards			Option Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Gregory A. Trojan	12/03/12	11,666	522,403	12/03/12	146,797	97,865(3)	34.29	12/03/22
	03/28/14	5,386	241,185	01/15/14	3,280	13,121(6)	29.88	01/15/24
	02/25/15	4,717	211,227	01/15/15	—	31,019(7)	47.04	01/15/25
	—	—	—	03/02/15	—	6,438(8)	52.98	03/02/25
Gregory S. Levin	—	—	—	01/02/08	7,209	—	16.63	01/02/18
	—	—	—	12/30/09	13,186	—	18.86	12/30/19
	—	—	—	12/29/10	3,297	—	37.03	12/29/20
	01/04/12	409	18,315	01/04/12	1,674	1,116(4)	45.32	01/04/22
	01/02/13	3,477	155,700	01/02/13	7,078	10,617(5)	33.65	01/02/23
	03/28/14	3,847	172,269	01/15/14	2,343	9,372(6)	29.88	01/15/24
	02/25/15	2,516	112,666	01/15/15	—	16,543(7)	47.04	01/15/25
	—	—	—	03/02/15	—	4,168(8)	52.98	03/02/25
Gregory S. Lynds	—	—	—	01/02/08	3,621	—	16.63	01/02/18
	—	—	—	12/31/08	6,000	—	10.11	12/31/18
	—	—	—	12/30/09	7,912	—	18.86	12/30/19
	—	—	—	12/29/10	3,279	—	37.03	12/29/20
	01/04/12	409	18,315	01/04/12	1,674	1,116(4)	45.32	01/04/22
	01/02/13	3,477	155,700	01/02/13	7,078	10,617(5)	33.65	01/02/23
	03/28/14	3,847	172,269	01/15/14	2,343	9,372(6)	29.88	01/15/24
	02/25/15	1,572	70,394	01/15/15	—	10,340(7)	47.04	01/15/25

	Stock Awards			Option Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Lon F. Ledwith	—	—	—	01/03/07	7,500	—	19.96	01/03/17
	—	—	—	01/02/08	4,707	—	16.63	01/02/18
	—	—	—	12/31/08	10,500	—	10.11	12/31/18
	—	—	—	12/30/09	10,083	—	18.86	12/30/19
	—	—	—	12/29/10	2,931	—	37.03	12/29/20
	01/04/12	364	16,300	01/04/12	1,488	992(4)	45.32	01/04/22
	01/02/13	624	27,943	01/02/13	1,270	1,906(5)	33.65	01/02/23
	03/28/14	1,077	48,228	01/15/14	656	2,624(6)	29.88	01/15/24
	02/25/15	629	28,167	01/15/15	—	4,136(7)	47.04	01/15/25
John D. Allegretto	—	—	—	01/03/07	2,500	—	19.96	01/03/17
	—	—	—	01/02/08	3,260	—	16.63	01/02/18
	—	—	—	12/31/08	7,200	—	10.11	12/31/18
	—	—	—	12/30/09	10,083	—	18.86	12/30/19
	—	—	—	12/29/10	2,565	—	37.03	12/29/20
	01/04/12	318	14,240	01/04/12	1,302	868(4)	45.32	01/04/22
	01/02/13	1,070	47,915	01/02/13	2,178	3,267(5)	33.65	01/02/23
	03/28/14	1,847	82,709	01/15/14	1,124	4,499(6)	29.88	01/15/24
	02/25/15	943	42,228	01/15/15	—	6,204(7)	47.04	01/15/25

(1)	All restricted stock units vest in five equal annual installments.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The unexercisable options vest in five annual installments commencing December 3, 2013.

(4)	The unexercisable options vest in five annual installments commencing January 4, 2013.

(5)	The unexercisable options vest in five annual installments commencing January 2, 2014.

(6)	The unexercisable options vest in five annual installments commencing January 15, 2015.

(7)	The unexercisable options vest in five annual installments commencing January 15, 2016.

(8)	The unexercisable options vest in five annual installments commencing March 2, 2016.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2015 for each of the Named Executive Officers on an aggregated basis:

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gregory A. Trojan	5,832	257,716	—	—
Gregory S. Levin	1,607	79,129	58,000	1,772,958
Gregory S. Lynds	1,607	79,129	—	—
Lon F. Ledwith	605	29,091	—	—
John D. Allegretto	705	34,251	25,000	683,568

Potential Payments upon Termination or Change in Control

The employment agreement with Mr. Trojan discussed elsewhere in this Proxy Statement contains severance arrangements providing for the payment of certain benefits if his employment is terminated, including termination following a change in control. In addition, in the event we terminate the employment of Mr. Levin or Mr. Allegretto without cause, each will be eligible to receive a severance payment of six months salary. Further, in the event we terminate the employment of Mr. Lynds without cause (including in connection with a change in control), he will be eligible to receive a severance payment of six months salary plus an additional month for every year he was employed by us (not to exceed an aggregate of 12 months).

We also have additional severance arrangements with certain other executive officers, pursuant to which the officer is eligible to receive a severance payment of no more than six months salary in the event we terminate the officer’s employment without cause. In addition, stock option awards granted to all employees generally provide for accelerated vesting or lapse of restrictions on awards if an employee’s employment is terminated within a year after a change in control, the acquiring company does not assume outstanding awards or substitute equivalent awards and other conditions are satisfied as described in the 2005 Equity Incentive Plan.

The following table describes the potential payments upon termination without cause or, after our change in control, termination without cause or termination for good reason for each Named Executive Officer:

Termination Without Cause or Termination for Good Reason (including

Termination following a Change in Control)

Name	Cash Payment ($)(1)	Acceleration of Vesting of Awards ($)(2)	Benefits and Perquisites ($)(3)
Gregory A. Trojan	850,000	2,196,923	—
Gregory S. Levin	195,000	716,760	5,127
Gregory S. Lynds	361,000	674,488	10,254
Lon F. Ledwith	—	180,949	—
John D. Allegretto	134,000	290,488	5,127

(1)	Assumes termination and base salary payments as of December 29, 2015, for each executive.

(2)	Calculated based on a termination date of December 29,2015, and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year. Acceleration of vesting occurs only if termination without cause or by the Named Executive Officer for good reason occurs within one year following a change of control (as such terms are defined in our 2005 Equity Incentive Plan).

(3)	Reflects the continuation of health benefits following the termination of employment for the period specified above.

(4)	Mr. Allegretto’s service to the Company ended on April 1, 2016.

Non-Qualified Deferred Compensation

Selected key executives, including our Named Executive Officers, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation, and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly-available investment funds, based on the participant’s election. The rate of return for each participant varies depending on the specific investment elections made by the participant. In 2015, the investment funds available to participants provided rates of return ranging from 0% to 6.9%.

We are not required to make any contributions to this plan and have unrestricted use of any amounts deferred by participants. Although we have established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

The following table shows contributions and earnings during fiscal 2015 and the account balances as of December 29, 2015, (the last business day of 2015) for our Named Executive Officers under the deferred compensation plan.

	Non-Qualified Deferred Compensation Table
Name	Executive Contributions in 2015 ($)(1)	Company Contributions in 2015 ($)	Aggregate Earnings/ (Loss) in 2015 ($)	Aggregate Withdrawals/ Distributions in 2015 ($)	Aggregate Balance at Last Fiscal Year-End ($)
Gregory A. Trojan	877,147	—	(21,219)	—	1,315,805
Gregory S. Levin	41,730	—	(1,008)	—	238,895
Gregory S. Lynds	—	—	—	—	—
Lon F. Ledwith	49,281	—	(1,280)	—	353,637
John D. Allegretto	40,200	—	(5,115)	—	179,254

(1)	These amounts represent the executive’s contributions during fiscal 2015, and are included in the “Salary” column in the Summary Compensation Table for fiscal 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Related Parties

The Jacmar Companies and their affiliates (collectively referred to herein as “Jacmar”) are one of our shareholders and James Dal Pozzo, the Chief Executive Officer of Jacmar, is a member of our Board of Directors. Jacmar, through its affiliation with DMA, is currently our largest supplier of food, beverage, paper products and supplies. We began using DMA for our national foodservice distribution in July 2006. In July 2012, we finalized a new five-year agreement with DMA, after conducting another extensive competitive bidding process. Jacmar services our restaurants in California and Nevada, while other DMA distributors service our restaurants in all other states. We believe that Jacmar sells products to us at prices comparable to those offered by unrelated third parties based on our competitive bidding process. Jacmar supplied us with $87.4 million, $86.7 million, and $82.8 million of food, beverage, paper products and supplies for fiscal 2015, 2014, and 2013, respectively, which represents 20.8%, 21.9%, and 22.6% of our total costs of sales and operating and occupancy costs, respectively. We had trade payables related to these products of $4.3 million and $4.0 million, at December 29, 2015 and December 30, 2014, respectively. Jacmar does not provide us with any produce, liquor, wine or beer products, all of which are provided by other third party vendors and are included in “Cost of sales” on the Consolidated Statements of Income. The Board of Directors has reviewed the terms of the agreements relating to pricing between Jacmar and us and believes that the terms are at least as favorable as or more favorable than we could obtain from another third party offering comparable goods and services.

Consulting Agreement with Gerald (“Jerry”) W. Deitchle.  Effective February 1, 2013, we entered into a Consulting Agreement with Mr. Deitchle. Pursuant to the terms of the Consulting Agreement, during the period from July 1, 2013, until the earlier of (i) termination of Mr. Deitchle’s service as a member of our Board of Directors, (ii) thirty (30) days following delivery of notice of termination by us or Mr. Deitchle, or (iii) immediately upon Mr. Deitchle’s death or disability. Mr. Deitchle will receive a fee of $1,000 per month for consulting services relating to new restaurant site selection and such other services as may be mutually agreed. In the event that such services are expected to exceed more than four hours per month, an appropriate daily fee will be negotiated. In addition, in connection with Mr. Deitchle’s retirement as an employee and officer, the Compensation Committee extended the exercise period of Mr. Deitchle’s fully vested option to purchase 275,000 shares of our Common Stock, dated January 14, 2005, originally granted under our 1996 Stock Option Plan. The exercise period was extended to February 1, 2014, and was subsequently extended to January 10, 2015, in exchange for Mr. Deitchle agreeing to forego any equity award he would otherwise have been entitled to receive as a non-employee director in January 2014. In addition, we agreed to allow Mr. Deitchle and his spouse to participate in group health insurance coverage through December 31, 2017.

Procedures for Approval of Related Party Transactions

To the extent that any “related-person transaction” is proposed, it is our policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to the Company, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. We do not currently have a written policy with respect to consideration of related-person transactions although certain aspects of such types of transactions are the subject of our Code of Integrity, Ethics and Conduct.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all filings required to be made by our executive officers, directors and greater than 10% beneficial owners under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis except as set forth below. Based on the information provided to us by the persons or entities indicated:

None

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials.  In order for a shareholder proposal to be included in the Board of Directors’ Proxy Statement for the next Annual Meeting of Shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on December 31, 2016.

Requirements for Shareholder Proposals and Nominations to be Brought Before the Annual Meeting. Our bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our bylaws, nominations for director or other business proposals to be addressed at our 2017 Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to our Corporate Secretary at the address indicated above no later than the close of business on February 27, 2017, and no earlier than January 28, 2017. This notice must contain the information required by our bylaws. In the event that the 2017 Annual Meeting is called for a date that is not within 30 days of June 7, 2017, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the 2017 Annual Meeting is first made.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. Under SEC Rule 14a-8, in order to be eligible for inclusion in next year’s proxy statement and proxy card, shareholder proposals must be received by our Corporate Secretary at the address indicated above no later than the close of business on December 28, 2016.

The proxy solicited by the Board of Directors for the 2017 Annual Meeting of Shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to March 13, 2017. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on such shareholder proposal or nomination.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report to Shareholders containing our Consolidated Financial Statements for the fiscal year ended December 29, 2015, has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to us.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, as filed with the SEC (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If exhibit copies are requested, a copying charge of $.20 per page may be required.

By Order of the Board of Directors,

Gerald W. Deitchle	Gregory A. Trojan
Chairman of the Board	President and Chief Executive Officer

April 22, 2016

Huntington Beach, California

Appendix A

BJ’S RESTAURANTS, INC.

PERFORMANCE INCENTIVE PLAN

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1  Background and Effective Date. On May 4, 2011, the Board approved this Plan effective as of such date. The Plan was ratified and approved by the shareholders of the Company at the 2011 Annual Meeting of the Shareholders of the Company on June 7, 2011.

1.2  Purpose of the Plan. The purpose of the Plan is to provide participants with an opportunity to earn additional incentive or bonus compensation based on both the Company’s and their own personal achievement of agreed-upon performance targets and objectives. It is anticipated that the opportunity to earn such compensation will (a) stimulate employee efforts to achieve the Company’s expansion plans and other key performance targets, (b) strengthen the desire of Company employees to continue as employees of the Company, and (c) help attract high quality new employees to the Company. The Plan is intended to permit the payment of incentive compensation that qualifies as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1  “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.7 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2  “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) in which the Company has a significant interest as determined by the Committee.

2.3  “Base Salary” means as to any Performance Period, either the Participant’s annualized salary rate on the last day of the Performance Period, or the portion of annual salary earned by a Participant during his or her time of participation in the Plan, as determined by the Committee. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to any Company or Affiliate sponsored deferred compensation plan. Base Salary shall exclude any actual or imputed income from any Company-provided benefits or perquisites, other bonuses or incentive awards.

2.4  “Board” means the Board of Directors of the Company.

2.5  “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6  “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.

2.7  “Company” means BJ’s Restaurants, Inc., a California corporation, or any successor thereto.

2.8  “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s status as performance based compensation and the resulting exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

2.9  “Disability” means, by reason of any medically determinable physical or mental impairment which can reasonably be expected to result in death or can reasonably be expected to last for a continuous period of not less than twelve (12) months, receipt by a Participant of income replacement benefits for a period of not less than three (3) months under an applicable disability benefit plan of the Company or an Affiliate.

2.10  “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.11  “Fiscal Year” means the fiscal year of the Company for external financial reporting purposes.

2.12  “Individual Objectives” means quantifiable or qualitative objectives determined by the Committee that will be utilized to measure the Participant’s performance with respect to the Plan that may include, without limitation, objectives related to one or more enumerated Performance Goals, objectives related to the long-term strategic and competitive positioning of the Company, and objectives related to succession plans.

2.13  “Maximum Award” means as to any Participant for any Performance Period, $2,000,000.

2.14  “Participant” means as to any Performance Period, an Employee who has been approved by the Committee for participation in the Plan for that Performance Period.

2.15  “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.16  “Performance Period” means any period of time which does not exceed three Fiscal Years, as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than three Performance Periods at any one time.

2.17  “Performance Goals” means the goal(s) (or any combination of goals) determined by the Committee in its discretion to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures, either on a consolidated basis for the Company or for any Participant’s specific area of responsibility within the Company: (i) revenues, (ii) comparable restaurant sales amounts and/or percentage changes, (iii) income from operations amounts and/or percent of revenues, (iv) pre-tax income amounts and/or percent of revenues, (v) earnings before interest, taxes, depreciation and amortization (EBITDA) amounts and/or percent of revenues, (vi) net income amounts, per share amounts and/or percent of revenues, (vii) cash flow from operations, (viii) operating costs or expenses, (ix) the market price of Shares, (x) net income per share, (xi) revenue growth, (xii) total stockholder return, (xiii) return on capital, (xiv) return on assets, (xv) internal rate of return, (xvi) net present value, (xvii) product quality, (xviii) economic value added, (xix) cash flow return on investments (which equals net cash flow divided by total capital), (xx) market share, (xxi) customer service, (xxii) customer satisfaction, (xxiii) safety, (xxiv) corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures, (xxv) product development, (xxvi) capital expenditures, (xxvii) employee satisfaction, (xxviii) employee retention, (xxix) working capital, (xxx) completion of identified specific projects, (xxxi) restaurant openings and/or restaurant operating weeks, (xxxii) individual objectives. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including, but not limited to, passage of time and/or against another company or companies, or against a predetermined target), (c) on a per-share basis, (d) against the performance of the Company as a whole or a segment of the Company, (e) on a pre-tax or after-tax basis, and (f) including or excluding one or more of the adjustments described in Section 4.5 below. The Performance Goals may differ from Participant to Participant and from award to award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

2.18  “Plan” means the BJ’s Restaurants, Inc. Performance Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.19  “Shares” means shares of the Company’s common stock.

2.20  “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

2.21  “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1  Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2  Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3  Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4  Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed his or her Maximum Award.

3.5  Date for Determinations. The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.

3.6  No Modification of Performance Incentive Target and Formula. Once the Committee has established and approved, in writing, the Payout Formula or Formulae for purposes of determining the Actual Award payable to each Participant, to be earned with respect to a Performance Period, the Committee shall not have the authority to modify such Payout Formula or Formulae for computing the Actual Awards with respect to such Performance Period, except as provided in Section 4.5 below.

3.7  Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant to Section 4.2 below.

SECTION 4

PAYMENT OF AWARDS

4.1  Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Subject to Section 5.5 and unless otherwise expressly set forth in any employment agreement signed by the Company and by Participant, a Participant shall not have any right to any Award hereunder until such Award has been paid to such Participant and the Award shall be conditioned upon a Participant being an Employee on the date designated for payment of the Award.

4.2  Timing of Payment. Subject to Section 3.7, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than (a) the 15th day of the third month following the end of the Company’s taxable year in which the Performance Period has ended, or (b) March 15th of the calendar year following the calendar year in which the applicable Performance Period has ended.

4.3  Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum. However, in the event of the Company’s financial incapacity to pay any Actual Award in cash, as reasonably determined by the Board, the Committee may declare any Actual Award, in whole or in part, payable in Shares of restricted stock, restricted stock units and/or options granted under one of the Company’s stock plans. The number of Shares of restricted stock and/or restricted stock units granted shall be determined in the sole and absolute discretion of the Committee and generally shall be determined by dividing the cash amount foregone by either (i) an average of the fair market value of a Share over a period of time prior to the date of grant of the restricted stock, restricted stock units and/or options, or (ii) the fair market value of a Share on the date that the cash payment otherwise would have been made, rounded up to the nearest whole number of shares. For this purpose, “fair market value” shall have the same meaning as provided by the applicable Company stock plan under which the award shall be granted. The number of options granted shall generally be determined by dividing the cash amount foregone by an option pricing model determined by the Committee (e.g., Black-Scholes), rounded up to the nearest whole number of shares. Any restricted stock, restricted stock units or options so awarded may be subject to such additional vesting over a period of not more than five years, and/or be subject to additional vesting conditions, including specifically additional Performance Goals, as determined by the Committee. The number of Shares of restricted stock and/or restricted stock units granted pursuant to this Section 4.3 may be increased or decreased if such new award is granted by the Committee subject to Performance Goals and such increase or decrease otherwise meets all the performance-based compensation requirements of section 162(m) of the Code.

4.4  Payment in the Event of Death or Disability. If a Participant dies, or is determined to have a Disability, prior to the payment of an Actual Award that was scheduled to be paid to him or her prior to death, or the determination of a Disability, for a prior Performance Period, the Award shall be paid, in the case of death, to his or her estate, and in the case of Disability, to the Participant or any other person authorized under applicable law.

4.5  Adjustments. The Committee may adjust the evaluation of performance under a Target Award (to the extent permitted by this Plan and Code Section 162(m)) to remove the effects of certain events including without limitation the following:

(i)  asset write-downs or discontinued operations,

(ii)  litigation or claim judgments or settlements,

(iii)  material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,

(iv)  reorganizations or restructuring programs or divestitures or acquisitions, and/or

(v)  extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.

4.6  Clawback Policy. The Committee may (i) cause the cancellation of any Actual Award, (ii) require reimbursement of any Actual Award by a Participant, and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a “Clawback Policy”), in each case with respect to the Clawback Policy that was in effect as of the date of grant for a particular Target Award. In addition, the Committee may require that a Participant repay to the Company certain previously paid compensation in accordance with the Clawback Policy.

SECTION 5

ADMINISTRATION

5.1  Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2  Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) bifurcate the Plan and treat Participants differently as provided by Section 8.1, (f) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (g) interpret, amend or revoke any such rules.

5.3  Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4  Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under section 162(m) of the Code.

5.5  Unforeseen Circumstances or Change in Control. In the event of a Participant’s separation from service to the Company by reason of death, Disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances of a Participant, or in the event of a change in control of the Company, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, and not inconsistent with the provisions of Section 162(m) of the Code and the Regulations thereunder.

SECTION 6

GENERAL PROVISIONS

6.1  Tax Withholding. The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.

6.2  No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant but subject in all cases to any applicable employment agreements between the Company and any Employee.

6.3  Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. Participation in this Plan shall not give any Employee the right to participate in any other benefit, stock or deferred compensation plan of the Company or any Affiliate.

6.4  Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5  Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.6  Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.7  Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8  Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

6.9  Non-Exclusive. The adoption of this Plan by the Board and its submission to shareholders for approval (i) do not create any limitation on the power of the Committee or the Board to adopt other cash or equity-based compensation programs outside of this Plan and (ii) shall not be construed as creating any limitations on the power of the Board of or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1  Amendment, Suspension or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2  Duration of the Plan. The Plan shall commence on the effective date specified in Section 1.1 and shall remain in effect until amended or terminated by the Board in accordance with Section 7.1.

SECTION 8

LEGAL CONSTRUCTION

8.1  Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and the awards paid under the Plan to Participants who are or may become persons whose compensation is subject to section 162(m) of the Code, satisfy any applicable requirements of section 162(m) of the Code. Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of section 162(m) of the Code are only applicable to Participants whose compensation is subject to section 162(m) of the Code.

8.2  Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.3  Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.4  Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.5  Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.6  Section 409A of the Code. It is intended that the Plan shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), pursuant to the requirement that all payments hereunder shall be paid within the applicable short-term deferral period as set forth in Section 1.409A-1(b)(4) of the final regulations issued under Section 409A. The Committee shall administer and interpret the Plan in a manner consistent with this short-term deferral exception and any other regulations or other Internal Revenue Service guidance issued with respect to Section 409A.

8.7  Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation section 2510.3-2(c) and shall be construed and administered by the Company in accordance with such intention.

8.8  Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

NNNNNNNNNNNN BJ’S RESTAURANTS, INC. MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 4 NNNNNNNNN ADD 5 Proxies 11:00 p. m. submitted , Pacific Time, by the on Internet June 6, or 2016. telephone must be received by ADD 6 Vote by Internet • Go to www.investorvote.com/BJRI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in X Follow the instructions provided by the recorded message this example. Please do not write outside the designated areas. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Withhold Abstain For Withhold Abstain For Withhold Abstain + 01—PETER A. BASSI 02—LARRY D. BOUTS 03—JAMES A. DAL POZZO 04—GERALD W. DEITCHLE 05—NOAH A. ELBOGEN 06—WESLEY A. NICHOLS 07—LEA ANNE S. OTTINGER 08—GREGORY A. TROJAN 09—PATRICK D. WALSH For Against Abstain For Against Abstain 2. Ratification and approval of our Performance Incentive Plan. 3. Approval, on an advisory and non-binding basis, of the compensation of named executive officers. 4. Ratification of the appointment of Ernst & Young LLP as 5. NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other our independent registered public accounting firm for business as may properly come before the meeting, or any adjournment thereof, to the To fiscal the year extent 2016. cumulative voting applies, the undersigned hereby grants to the Proxy extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission. Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below THIS AND OTHER PROXY SHOULD PERSONS BE SIGNING SIGNED IN EXACTLY REPRESENTATIVE AS YOUR NAME CAPACITY, APPEARS THEY HEREON. SHOULD JOINT GIVE OWNERS FULL TITLES. SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1 U P X 2 7 8 0 8 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 02C58B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy PROXY — SOLICITED BJ’S RESTAURANTS, ON BEHALF OF THE INC. BOARD OF DIRECTORS + FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 7, 2016 THE UNDERSIGNED HEREBY APPOINTS GREGORY A. TROJAN AND GREGORY S. LEVIN, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON TUESDAY, JUNE 7, 2016, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, FOR PROPOSALS 2, 3 AND 4 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. (Continued and to be Signed on the Other Side) C Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. +

NNNNNNNNNNNN BJ’S RESTAURANTS, INC. IMPORTANT ANNUAL MEETING INFORMATION NNNNNNNNN Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Withhold Abstain For Withhold Abstain For Withhold Abstain + 01—PETER A. BASSI 02—LARRY D. BOUTS 03—JAMES A. DAL POZZO 04—GERALD W. DEITCHLE 05—NOAH A. ELBOGEN 06—WESLEY A. NICHOLS 07—LEA ANNE S. OTTINGER 08—GREGORY A. TROJAN 09—PATRICK D. WALSH For Against Abstain For Against Abstain 2. Ratification and approval of our Performance Incentive Plan. 3. Approval, on an advisory and non-binding basis, of the compensation of named executive officers. 4. Ratification of the appointment of Ernst & Young LLP as 5. NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other our independent registered public accounting firm for business as may properly come before the meeting, or any adjournment thereof, to the To fiscal the year extent 2016. cumulative voting applies, the undersigned hereby grants to the Proxy extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission. Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below THIS AND OTHER PROXY SHOULD PERSONS BE SIGNING SIGNED IN EXACTLY REPRESENTATIVE AS YOUR NAME CAPACITY, APPEARS THEY HEREON. SHOULD JOINT GIVE OWNERS FULL TITLES. SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 2 7 8 0 8 9 2 + 02C59B

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy PROXY — SOLICITED BJ’S RESTAURANTS, ON BEHALF OF THE INC. BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 7, 2016 THE UNDERSIGNED HEREBY APPOINTS GREGORY A. TROJAN AND GREGORY S. LEVIN, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON TUESDAY, JUNE 7, 2016, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, FOR PROPOSALS 2, 3 AND 4 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. (Continued and to be Signed on the Other Side)